EXHIBIT 2.2

DATED JULY 15, 2003

ERNST & YOUNG PARTICIPATIES B.V. (1)

RESOURCES CONNECTION, INC. (2)

AGREEMENT

for the sale and purchase of the

share capital of

Ernst & Young Executive Temporary Management B.V.

Holland Van Gijzen

Attorneys-at-law and civil law notaries

3068 AV Marten Meesweg 115

Rotterdam, the Netherlands

Tel: +31-10-406 5036

Fax: +31-10-406 5001

* berwin leighton paisner

Adelaide House London Bridge London EC4R 9HA

tel +44 (0)20 7760 1000 fax +44 (0)20 7760 1111

1

CONTENTS

Operative provisions
1	Definitions and interpretation	4
2	Agreement for sale	15
3	Consideration	16
4	Adjustments to the Consideration	16
5	Cash and Intercompany Indebtedness Statement	16
6	Completion	18
7	Warranties and indemnity by the Seller	21
8	Indemnity	25
9	Further indemnifications by the Seller	32
10	Assignment and succession	36
11	Restrictive agreement and Further agreements	36
12	Announcements	40
13	Information and further assurance	41
14	Waiver	41
15	Costs	42
16	Invalidity	42
17	Counterparts	43
18	Communications	43
19	Rescission or cancellation	44
20	Entire Agreement	45
21	Proper law	45

Schedules

SCHEDULE 1		46
Details of members of the Group		46
SCHEDULE 2		52
Warranties		52
SCHEDULE 3		81
Pension Plan Protocol		81
SCHEDULE 4		87
Use of Seller’s Name		87
SCHEDULE 5		88
Audited Accounts		88
SCHEDULE 6		89
Draft Cash and Intercompany Indebtedness Statement		89

Documents in the Agreed Form

Service Agreements
Engagement Agreement
Cooperation Agreement
Announcement
Transition Agreement
Maarssen Sub-Lease
Sub-Leases of Part
Deed of Guarantee
Deed of Transfer
Supervisory director letter of resignation
Resignation letter of the auditors
Groningen Rent Statement
Opinion Letter of the Seller’s Solicitors

DATED

PARTIES

1	Seller	Ernst & Young Participaties B.V. a company incorporated under the laws of The Netherlands, with company number 24241316;

2	Buyer	Resources Connection, Inc. a company incorporated under the laws of the State of Delaware, United States of America, whose registered office is at 695 Town Centre Drive, Suite 600, Costa Mesa, CA 92626, United States of America.

RECITALS

(A)	Ernst & Young iManagement B.V., a company incorporated in The Netherlands with company number 30050779, is a wholly owned subsidiary of the Company and its details are set out in part 2 of schedule 1 (“EYIM”).

(B)	Ernst & Young iExperts B.V., a company incorporated in The Netherlands with company number 30128212, is a wholly owned subsidiary of the Company and its details are set out in part 2 of schedule 1 (“EYIE”).

(C)	Ernst & Young iProjects B.V., a company incorporated in The Netherlands with company number 30140588, is a wholly owned subsidiary of the Company and its details are set out in part 2 of schedule 1 (“EYIP”).

(D)	Ernst & Young iSpecial Products B.V., a company incorporated in The Netherlands with company number 30166247, is a wholly owned subsidiary of the Company and its details are set out in part 2 of schedule 1 (“EYISP”).

(E)	The Seller is the registered holder and beneficial owner of all the Shares comprising the entire issued share capital of the Company.

(F)	The Seller and the Buyer have complied with the Dutch Social Economic Council Merger Code 2000 and the Works Council Act.

(G)	The Seller and the Buyer agree that clearance of the transactions contemplated by this agreement by the Dutch Competition Authority (Nederlandse Mededingingsautoriteit) and the European Competition Authority is not required.

(H)	All action required to authorise the execution and delivery of this agreement by or on behalf of the Buyer and the Seller and the exercise and performance by the Buyer and the Seller of its rights and obligations under this agreement (including but without limitation approval of this agreement by the parties of Ernst & Young Netherlands) have been duly taken.

(I)	The Seller has agreed to sell and the Buyer has agreed to purchase the Shares for the consideration and upon the terms and conditions set out in this agreement.

OPERATIVE PROVISIONS

1	Definitions and interpretation

1.1	In this agreement, the following definitions apply:

2002/2003 Accounts

the audited consolidated balance sheet of the Group as at 30 June 2003 and the audited consolidated profit and loss account of the Group for the financial year ended on 30 June 2003, prepared in accordance with all legal and regulatory requirements applying to audited accounts and in accordance with Dutch GAAP, and, subject to this, on a basis consistent with past practices of the Company;

Accounts Date	30 June 2002;

Activities	means everything the Company and the Subsidiaries do in the ordinary course of the Business;

Agreed Form	a form agreed between the parties, a copy of which has been initialled for the purpose of identification by or on behalf of the parties;

Agreed Rate	6% per annum;

Assets	means the property, assets and rights used in the conduct of the Business of the Company and its Subsidiaries;

Associate

means in respect of any person or legal entity, a person or legal entity that directly or indirectly, controls, is controlled by or is under common control with such person or legal entity. For the purpose of this definition, “control” means the power to direct or cause the direction of the management and policies of a person or legal entity, whether through the ownership of voting securities, by contract or otherwise (and “controlling”, “controlled by” and “under common control with” shall be construed accordingly);

Audited Accounts

the audited consolidated balance sheet of the Group as at the Accounts Date and the audited consolidated profit and loss account of the Group for the financial year ended on the Accounts Date (the “financial year” being the financial year stated in the articles of association of each member of the Group) in the form set out in schedule 5;

Business	means the business of providing services and solutions to customers by means of financial and general interim management carried on by the Company and its Subsidiaries on or prior to Completion;

Business Day	a day (other than a Saturday or Sunday) on which the clearing banks in the City of Amsterdam are open for business;

Buyer’s Accountants	Price Waterhouse Coopers of 2020 Main St. Suite 400, Irvine, California;

Buyer’s Group	the Buyer (or person deriving title to the Shares from it), the Company and their Associates;

Buyer’s Solicitors	Berwin Leighton Paisner, Adelaide House, London Bridge, London EC4R 9HA:

Cash

the aggregate cash of the Group at the Effective Date as shown in the Cash and Intercompany Indebtedness Statement. For the avoidance of doubt, the cash in the Suspense Account does not belong to the Group and is therefore to be ignored when calculating the aggregate cash of the Group at the Effective Date;

Cash and Intercompany Indebtedness Statement	the statement of Cash and Intercompany Indebtedness based on the 2002/2003 Accounts adjusted and agreed or determined in accordance with clause 5;

Claims Period	means the time period during which a claim for breach of the Warranties or for indemnification for any Warranty Breach under clause 8 may be asserted by the Buyer;

Company	Ernst & Young Executive Temporary Management B.V. details of which are set out in part 1 of schedule 1;

Completion	completion of the purchase of the Shares in accordance with clause 6;

Completion Date	the date on which Completion takes place, being the date of this agreement;

Consideration	the consideration for the Shares set out in clause 3.1 (subject to adjustment in accordance with clause 4);

Cooperation agreement

the contract between Ernst & Young Netherlands and the Company to govern the provision of interim management services by the Company to Ernst & Young Netherlands post Completion in the Agreed Form, on terms that Ernst & Young Netherlands intends to obtain services from the Company and/or the Subsidiaries on a preferred supplier basis (subject to the terms of supply remaining on competitive terms) in the year 1 July 2003 up to and including 30 June 2004 generating estimated revenues amounting to €1,000,000;

Data Room Documents	the documents contained in the data room set up at the offices of Ernst & Young Corporate Finance in Amsterdam which are listed in the index in the Agreed Form;

Deed of Guarantee	a deed containing a guarantee given by Ernst & Young Netherlands in favour of the Buyer in the Agreed Form;

Deed of Transfer	a notarial deed for the transfer of the Shares by the Seller to the Buyer in the Agreed Form;

Disclosed Information

any information in this agreement, the documents in the Agreed Form, the Vendor Assistance Report, the Data Room Documents and any written documents which the Seller demonstrates to have been provided to the Buyer or its Associates or to the Buyer’s solicitors, Messrs Loyens & Loeff or the Buyer’s

Accountants in their capacity as advisers to the Buyer in the course of the negotiations leading to this agreement, which have been omitted by manifest error from the Data Room Documents;

Draft Cash and Intercompany Indebtedness Statement	The draft Cash and Intercompany Indebtedness Statement in the form set out in schedule 6;

Due Diligence

the commercial, operational, financial, human resource, tax and pension due diligence investigation regarding the Group carried out by RC, its advisors and any person on behalf of RC, and, in addition, any other or additional due diligence investigation carried out by RC and its advisors and any person on behalf of RC;

Dutch GAAP	generally accepted accounting principles of The Netherlands in effect from time to time;

Effective Date	30 June 2003;

Encumbrance

means any encumbrance including without limitation any claim, debenture, mortgage, pledge, charge, lien, deposit by way of security, bill of sale, option or right of pre-emption, beneficial ownership (including usufruct and similar entitlements), any provisional or executional attachment and any interest held by a third party;

Engagement Agreement	the agreement between Ernst & Young Netherlands and the Company relating to the engagement of Jaap Maan in the Agreed Form;

Ernst & Young Netherlands	Ernst & Young Accountants;

Groningen Rent	the accrual for rent relating to the occupation by the Group of the Ernst & Young office in Groningen referred to on page 67 (item 17) of the Vendor Assistance Report;

Group	the Company and its Subsidiaries;

Indemnification Notice

the written notice given by the Buyer to the Seller setting out in reasonable detail the amount claimed (or a statement that the amount has not yet been quantified) and the facts or circumstances giving rise to a claim for a Warranty Breach or Other Breach or for further indemnification pursuant to clause 9 together with all evidence supporting the said claim to the extent that such evidence will be available and not restricted for disclosure under applicable confidentiality provisions;

Indemnified Parties	the Buyer’s Group;

Indemnifying Party	the Seller or any entity which is part of the Seller’s Group;

Insolvency Proceedings

means without limitation any form of bankruptcy, liquidation, receivership, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision by the court or court appointee, whether in the jurisdiction of the place of control or of incorporation (if elsewhere), whether in or out of court;

Intellectual Property Rights	means trade marks, service marks, trade and business names, rights in designs, patents, copy right, database rights and rights in know-how and other intellectual property rights in each case whether registered or unregistered and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world;

Intercompany Indebtedness	the total amount of liabilities of the Group owing to the Seller’s Group minus the total amount of receivables of the Group owing by the Seller’s Group as at the Effective Date;

Key Employees	Leo Witvliet, Johan Brandsema and Frits Aarts;

Knowledge

means, with respect to the Seller, facts or other matters of which the management of the Seller is actually aware or of which the management of the Seller could reasonably be expected to discover upon making all proper requests for information to the Key Employees;

Licence	means any authorisation, licence (including statutory licence), consent or permission necessary to own and to operate the Assets and to carry on the Business;

Litigation

any and all disputes (whether genuine or pro forma) in connection with (i) Van Ierlant B.V. (including any liability towards Essent), (ii) Mr. Ebbinge, Company Command B.V., Matchingpoint.com B.V. and the Stichting Service Centrum Toezichthouders and (iii) Mr R. Koopman;

Losses	mean all losses, liabilities, damages, costs,

charges, expenses of whatever nature;

Maarssen Sub-Lease	the Sub-Lease between Ernst & Young Netherlands and the Group in connection with the occupation by the Group of the Maarssen Cornerplaza property in the Agreed Form;

Notary	one of the civil law notaries associated with Seller’s Solicitors in Rotterdam;

Other Breach

breach of any covenant, agreement, undertaking, representation or warranty, other than the Warranties, made by the Seller in this agreement, whereby Seller or the relevant company of Seller’s Group has become in default (verzuim);

Pension Plan Protocol	the agreement and understanding between Seller and Buyer in connection with any arrangement regarding pensions and the Pension Schemes, attached to this agreement as schedule 3;

Pension Schemes

all pension and voluntary early retirement, death, disability and sickness benefits (and schemes or arrangements for the provision of such benefits) provided by the Company and its Subsidiaries or in which they participate or have participated (including, but without limitation, the Ernst & Young Pension fund re-insured with Aegon Levensverzekeringsmaatschapping N.V. and the four individual pension arrangements of D. Verstegen, J. van Wijgerden, B.M. Philippens-de Keul and M.C.A.C.J ‘t Hoft);

Prepaid Amount	the amount as defined in clause 3.1;

Project Nursery	the project undertaken by the Group on behalf of a government ministry relating to the provision of subsidies by the government ministry to institutions and/or nurseries;

Properties	the office space occupied by the Group shortly described in the Maarssen Sub-Lease and the Sub-Leases of Part;

Seller’s Group	the Seller and any company (not being an entity which is part of the Group) which is a Subsidiary or holding company of the Seller or a Subsidiary of any such holding company;

Seller’s Solicitors	Holland Van Gijzen, Marten Meesweg 115, 3068 AV Rotterdam, The Netherlands;

Service Agreements

agreements between the Company and the Key Employees in the Agreed Form containing compensation and benefit arrangement which will be comparable as to the aggregate value of the yearly remuneration package of the Key Employees for the book year 2002/2003 (ending on 30 June 2003);

Service and Referral Fee	the annual service and referral fee referred to on page 57, paragraph 6.10 of the Vendor Assistance Report;

Service and Referral Fee Arrangement	the arrangement under which the Company pays the Service and Referral Fee to Ernst & Young Netherlands;

Shares	the entire issued share capital of the Company being 185 fully paid issued ordinary shares of €100 each of the Company;

Sub-Leases of Part	the sub-leases between Ernst & Young Netherlands and the Group in connection with the occupation by the Group of offices in Groningen, Apeldoorn, Eindhoven, Maastricht, Den Haag and Rotterdam in Agreed Form;

Subsidiaries	has the meaning given thereto in article 2:24a Dutch Civil Code;

Suspense Account	the special bank account opened by the Group for the subsidy cash flow in connection with Project Nursery;

Systems	means all hardware and software owned or used by the Company and the Subsidiaries and all other procedures (whether automated or not);

Tax, Taxes or Taxation

means all taxes, social security contributions and levies, such as, but not limited to, corporate income tax, wage tax, national insurance contributions and employee insurance premiums, value added tax, import and excise duties, capital tax and transfer tax, dividend withholding tax, insurance tax and all interest on levies and collection and fines and other costs related thereto, due or payable to any public body or similar body;

Third Party Claim	has the meaning set out in clause 8.6;

Transition Agreement	the agreement in the Agreed Form between the Company on the one hand and Ernst & Young Netherlands on the other dealing with various transitional arrangements as described therein;

VAT	value added tax under Dutch law;

Vendor Assistance Report	the vendor assistance report on the Group produced by Ernst & Young Corporate Finance dated 12 May 2003;

Warranties	the representations and warranties contained in schedule 2 of this agreement; and

Warranty Breach	a breach of any of the Warranties.

1.2	A reference to a statutory provision includes a reference to:

1.2.1	a statutory amendment, consolidation or re-enactment (whether before or after the date of this agreement);

1.2.2	statutory instruments or subordinate legislation or orders made under the statutory provision; and

1.2.3	statutory provisions of which the statutory provision is an amendment, consolidation or re-enactment;

1.3	Reference to:

1.3.1	a person includes a legal or natural person, partnership, trust, company, government or local authority department or other body (whether corporate or unincorporated);

1.3.2	a statutory or regulatory body shall include its successors and any substituted body;

1.3.3	an individual includes, where appropriate, his personal representatives;

1.3.4	the singular includes the plural and vice versa; and

1.3.5	one gender includes all genders.

1.4	Unless otherwise stated, a reference to a clause, sub-clause or schedule is a reference to a clause or sub-clause of, or schedule to, this agreement and a reference to this agreement includes its schedules.

1.5	Clause headings in this agreement and in the schedules are for ease of reference only and do not affect its construction.

1.6	The expression “on an after tax basis” means, in relation to an indemnification under this Agreement, after taking into account, in calculating the amount due in respect of such indemnity, the treatment for taxation purposes of the receipt of a payment pursuant to such indemnity, on the understanding that the indemnified party shall not be placed in any better or worse position than it would have been had the liability giving rise to the indemnity not arisen. For the avoidance of doubt, “on an after tax basis” shall also mean, in relation to an indemnification under this agreement, that any Losses payable by Seller under this agreement shall take into consideration the tax effects and savings, based on Dutch Tax laws, to the Group, or any of them, as applicable, of the liability giving rise to the indemnity so that any indemnification under this agreement will be “net after tax effect” only.

1.7	In the event that a claim for Losses is made under this agreement, the Indemnifying Party shall pay such amount to the Indemnified Parties which, once recovered from the Indemnifying Party, will place the Indemnified Parties in the position they would have been had the breach giving rise to the losses, liabilities, damages, costs, charges and expenses not occurred and which shall be determined in accordance with the provisions of Title 1, Chapter 10, of Book 6 of the Dutch Civil Code (vermogenschade) and be subject to the limitations and restrictions of this agreement with the express exclusion of immaterial damage (immateriële schade) (save to the extent permitted by article 6:106 of the Dutch Civil Code) and any losses, liabilities, damages, costs, charges and expenses to the extent that they result from loss of contracts or client relationships after Completion except to the extent that such loss of contracts or client relationships or the circumstances giving rise to such loss constitutes a breach of Warranties 3.2.4, 4.1, 4.2.1 or 4.2.4 set out in schedule 2 in which case the resulting losses, liabilities, damages, costs, charges and expenses will be included.

2	Agreement for sale

2.1	The Seller hereby sells and shall transfer the Shares free from Encumbrances and the Buyer hereby purchases and shall accept the Shares with all rights attaching to them with effect from the Effective Date.

2.2	The sale and purchase of the Shares shall be given effect as from the Effective Date by execution of the Deed of Transfer on the Completion Date.

3	Consideration

3.1	The purchase consideration for the Shares (the “Consideration”) shall (subject to adjustment in accordance with clause 4) be the sum of €26,000,000 (in words: twenty-six million euros) minus an amount of €1,500,000, being a part of the Intercompany Indebtedness (the “Prepaid Amount”), and plus an amount of €553,000, being the estimated amount of Cash (resulting in an amount before adjustment in accordance with clause 4 of €25,053,000), which sum shall be paid in cash in full to the Seller, without any right of set off or suspension nor subject to any form of escrow or similar arrangement, on Completion.

4	Adjustments to the Consideration

4.1	If the amount of the Cash is less than €553,000, the Consideration shall be reduced by the amount of the shortfall and if the amount of the Cash is more than that amount, the Consideration shall be increased by the excess.

4.2	Any amounts payable by the Buyer or the Seller pursuant to clause 4.1 shall be paid without any right of set off or suspension nor subject to any form of escrow or similar arrangement within 7 days after the Cash and Intercompany Indebtedness Statement is agreed or determined in accordance with clause 5 by way of telegraphic transfer to an account nominated by the intended recipient at the request of the payer, together with an additional amount equal to interest on such amount at the Agreed Rate for the period from but excluding the Completion to and including the date of actual payment.

5	Cash and Intercompany Indebtedness Statement

5.1	The Draft Cash and Intercompany Indebtedness Statement prepared by the Company has been made available to the Seller and the Buyer immediately prior to Completion. The Buyer shall procure that the Company shall prepare and submit for review to the Buyer and the Seller a draft of the 2002/2003 Accounts as soon as practicably possible after Completion. The Seller and the Buyer shall each review the draft 2002/2003 Accounts and the Draft Cash and Intercompany Indebtedness Statement and shall, as soon as practicable but in any event within 60 days of receipt of the draft 2002/2003 Accounts, each prepare and deliver to the other a revised draft (if any revisions are to be made by the Seller or the Buyer) of the 2002/2003 Accounts and of the Cash and Intercompany Indebtedness Statement together with a report explaining any revisions affecting the Cash and/or the

Intercompany Indebtedness, failing which the original drafts shall (in the absence of manifest error) be deemed to be agreed by the party or parties who have failed to prepare and deliver such revised drafts. If either party fails to deliver revised drafts to the other within the applicable time limit, all the items in the original drafts shall be deemed to be agreed by that party. If either party delivers revised drafts to the other within the applicable time limit, all the items which have not been revised shall be deemed to be agreed by that party.

5.2	If, within 30 days of the delivery of any revised draft and any report referred to in clause 5.1 by a party to the other party, there remains an outstanding dispute with respect to the calculation of the Cash and/or the Intercompany Indebtedness, the dispute may be referred at the instance of either party to a firm of chartered accountants, nominated jointly by the Seller and the Buyer or, failing nomination within 14 days after request by either the Seller or the Buyer, nominated at the request of either party by the president of the Koninklijk Nederlands Instituut Voor Register Accountants (NIVRA). The firm shall be instructed to prepare as soon as practicable a determination of the Cash and/or the Intercompany Indebtedness. The firm shall act as experts and not as arbitrators and their decision (in the absence of manifest error) shall be final and binding on the parties. Their fees shall be payable by the Seller and the Buyer in such proportions as the firm determines.

5.3	Each party shall procure that the other party and its advisers are afforded reasonable access at reasonable times to the accounting records (including, without limitation, (draft) financial statements as at 30 June 2003) and the other relevant information required for the production and review of the Cash and Intercompany Indebtedness Statement.

5.4	If according to the Cash and Intercompany Indebtedness Statement the amount of the Intercompany Indebtedness is (a) less than the Prepaid Amount, the Seller shall pay to the Company the amount of the shortfall and (b) more than the Prepaid Amount, the Buyer shall cause that the amount of the excess shall be repaid by the Group on the first anniversary of Completion without any interest. Any amounts payable by the Company, or the Seller pursuant to this clause 5.4 shall be paid without any right of set off or suspension nor subject to any form of escrow or similar arrangement by way of telegraphic transfer to an account nominated by the intended recipient at the request of the payer.

6	Completion

6.1	Completion shall take place on the Completion Date at the offices of the Seller’s Solicitors when the transactions mentioned in sub-clauses 6.2 to 6.6 shall then take place.

6.2	The Seller shall deliver to the Buyer:

6.2.1	the shareholders’ register of the Company and the shareholders’ register of each of the Subsidiaries;

6.2.2	the letters of resignations of all directors of each member of the Group other than the Key Employees, executed as a deed in the Agreed Form, each containing an acknowledgement that he has no right or claim against the Group in respect of breach of contract, redundancy, unpaid benefits or unfair dismissal or (without limitation) on any other grounds whatsoever except for such accrued remuneration or benefits to which such resigning directors shall be entitled pursuant to their terms of employment in respect of the period up to Completion but not including any exceptional payment arising in connection with the transaction contemplated by this agreement;

6.2.3	the resignation of the auditors on the Completion Date confirming that Ernst & Young Netherlands will complete the review and audit of the 2002/2003 Accounts as the auditors of each member of the Group in the Agreed Form and confirming that they have in that capacity, after receipt of payment for the audit of the 2002/2003 Accounts, no outstanding claims against any member of the Group;

6.2.4	the Deed of Guarantee duly executed by or on behalf of Ernst & Young Accountants and Ernst & Young Tax Advisers in the Netherlands and the opinion letter of the Seller’s Solicitors in the Agreed Form relating to the obligations of Ernst & Young Accountants and Ernst & Young Tax Advisers under the Deed of Guarantee;

6.2.5	a statement from Ernst & Young Netherlands confirming that the Groningen Rent has been waived or paid; and

6.2.6	a letter in the Agreed Form from Ernst & Young Netherlands confirming cancellation of the Service and Referral Fee Arrangement from the Effective Date and that neither Ernst & Young Netherlands nor any member of the Group shall have any further obligation to the other under the Service and Referral Fee Arrangement after that date except in respect of fees accrued up to the Effective Date which have not yet been paid and which have been taken into account in the Intercompany Indebtedness; and

6.2.7	all other documents, instruments and writings required by the Buyer to be delivered by the Seller at or prior to the Completion pursuant to this agreement or otherwise reasonably required with this agreement.

6.3	If the Buyer deems it necessary, the Seller shall deliver or make available to the Buyer the appropriate forms to amend, in such manner as the Buyer requires, the mandates given to each of the banks with which a member of the Group has an account (each form to be duly signed by the mandate holders as at Completion).

6.4	At Completion, the Seller shall procure that:

6.4.1	the Maarssen Sub-Lease between RC Netherlands and Ernst & Young Accountants is entered into;

6.4.2	the Sub-Leases of Part between RC Netherlands and Ernst & Young Accountants are entered into;

6.4.3	the Engagement Agreement between the Company and Ernst & Young Accountants is entered into;

6.4.4	the Transition Agreement and the Cooperation Agreement are entered into.

6.5	At Completion:

6.5.1	the Service Agreements will be entered into;

6.5.2	the Buyer shall deliver to the Seller evidence satisfactory to the Seller in the form of a written confirmation of the Notary that the Consideration and the Prepaid Amount has been received in the trust account (kwaliteitsrekening) of the Notary and at his disposal to be dealt with in accordance with the instruction letter referred to in clause 6.5.3;

6.5.3	the Seller and the Buyer shall countersign a statement of the Notary in which the Notary agrees (i) to hold the payments to be made by the Buyer to the Notary’s third party bank account for the Buyer until the execution of the Deed of Transfer and (ii) at the same moment as the execution of the Deed of Transfer, to hold the funds in any event for the Seller as payment of the Consideration and repayment of the Prepaid Amount;

6.5.4	the transfer of the Shares from the Seller to the Buyer shall be given effect as from the Effective Date by means of the execution of the Deed of Transfer.

6.6	Following Completion, the Buyer shall procure that the transfer of the Shares from the Seller to the Buyer shall be recorded in the Company’s shareholders’ registers. Subsequent to the execution of the Deed of Transfer, the Seller may decide to take shareholders’ resolutions in respect of each of the Company and the Subsidiaries under which it is resolved to (i) appoint the persons nominated by the Buyer as managing director or, as the case may be, supervisory director of the Company and the Subsidiaries and (ii) to adopt new articles of association of the Company and the Subsidiaries.

6.7	None of the parties shall be obliged to complete the purchase and transfer of any of the Shares unless the purchase and transfer of all the Shares is completed in accordance with this clause 6 and if this clause is invoked, pending Completion, none of the Parties shall institute any legal actions or procedures in any way nor claim costs, Losses or damages.

6.8	The Buyer may waive the requirements contained in clauses 6.2, 6.3 and 6.4 either unconditionally or subject to the condition that the Seller gives, on Completion, a written indemnity or undertaking to the Buyer in such form as the Buyer requires.

6.9	If any of the transactions set out in clauses 6.2 to 6.6 does not take place as provided, the non-defaulting party may without prejudice to its other remedies:

6.9.1	defer Completion for up to 30 days; and

6.9.2	following the deferral (if the transactions have still not taken place) rescind this agreement.

7	Warranties and indemnity by the Seller

7.1	The Seller represents and warrants, except as fairly disclosed in the Disclosed Information, to the Buyer that:

7.1.1	each of the Warranties set out in schedule 2 is as of the Completion Date true and accurate;

7.1.2	the Seller has no Knowledge of any facts, circumstances or information relating to the Company and the Subsidiaries, which ought to have been but have not been disclosed to the Buyer in response to its enquiries during the Due Diligence and which the Seller ought to have considered might be material to a Buyer in respect of the transaction contemplated by this agreement; and

7.1.3	the factual information contained in the Disclosed Information is as of the Completion Date true and accurate;

provided that, without prejudice to any claim for breach of clause 7.3.3, the Seller shall not be liable for any breach of clauses 7.1.1 and 7.1.3 to the extent that the breach occurs as a result of:

(i)	any act carried out or measures taken by the Group; or

(ii)	any facts, events or circumstances occurred;

in the normal course of business after the Effective Date.

7.2	The Seller represents and warrants to the Buyer that:

7.2.1	the Shares constitute the whole of the issued share capital of the Company and are fully paid up;

7.2.2	the Shares are owned by the Seller free from Encumbrances and the Seller will be entitled to transfer the ownership of the Shares to the Buyer on the terms of this agreement without the consent of a third party;

7.2.3	except as required by this agreement, there are no agreements or arrangements in force which provide for the issue or transfer of, or grant to any person the right (whether conditional or otherwise) to call for the issue or transfer of, share capital of any member of the Group (including an option or right of pre-emption or conversion);

7.2.4	the companies listed in part 2 of schedule 1 are all the Subsidiaries of the Company;

7.2.5	the information in schedule 1 is accurate;

7.2.6	as at the Effective Date, no member of the Group had any borrowings or indebtedness in the nature of borrowing other than the Intercompany Indebtedness;

7.2.7	since the Effective Date, no member of the Group has incurred any liability to any member of the Seller’s Group other than in the ordinary course of trading and on arm’s length terms except for any liability in connection with the carve-out arrangements in the Transition Agreement;

7.2.8	following the Effective Date, no dividend or other distribution or payment in the nature of a distribution including the Service and Referral Fee has been or will be paid or made by the Company to the Seller;

7.2.9	following the Effective Date, no fees or other amounts have been or will be paid by any member of the Group in connection with the transaction contemplated by this agreement except for the fees or amounts in connection with the carve-out arrangements in the Transition Agreement; and

7.2.10	the fee of €45,000 in connection with the audit of the Group undertaken by Price Waterhouse Coopers for the financial year ended 30 June 2002 will be paid for by the Seller.

7.3	The Seller represents and warrants that:

7.3.1	except as fairly disclosed in the Disclosed Information or in schedule 2, as from the Accounts Date until the Completion Date the business of the Company and/or the Subsidiaries has been carried on in the normal course; and

7.3.2	no unusual or exceptional measures have been taken by the Seller or the Group with a view to enhancing the Cash or enhancing the Intercompany Indebtedness;

7.3.3	it has no Knowledge of:

(i)	any act carried out or measures taken by the Group; or

(ii)	facts, events, circumstances occurred;

in the normal course of business since the Effective Date which constitutes a breach of the Warranties as of the Effective Date;

and in the event that the statement in clause 7.3.2 is untrue, the Seller agrees to pay compensation to the Buyer of an amount equal to the amount by which the Cash has been enhanced or the Intercompany Indebtedness has been enhanced as a result of the measures which have caused the statement to be untrue.

7.4	The Buyer represents and warrants that it has not procured that the management of the Group take any unusual or exceptional measures with a view to reducing the Cash or reducing the Intercompany Indebtedness and in the event that this statement is untrue, the Buyer agrees to pay compensation to the Seller of an amount equal to the amount by which the Cash has been reduced or the Intercompany Indebtedness has been reduced as a result of the measures which have caused the statement to be untrue.

7.5	The Seller is not liable to the Buyer for a representation, warranty, covenant or undertaking that is not explicitly set out in this agreement and no other statements are implied or may be construed as such provided that nothing in this clause shall limit or exclude the Seller’s liability for fraud or wilful misconduct or wilful concealment or gross negligence.

7.6	None of the information supplied by a member of the Group, its officers, employees or its professional advisers to the Seller, or their representatives or advisers, in connection with the Warranties and the Disclosed Information, or otherwise in relation to the business or affairs of a member of the Group, shall be deemed a representation to the Seller as to its accuracy, and the Seller shall not without the

Buyer’s prior written consent, make a claim against any member of the Group, their officers, employees or professional advisers in respect of such information.

7.7	Each of the Warranties is made and given separately and independently from the others and is, unless otherwise stated, not limited by reference to any other Warranties or any other provision of this agreement provided, however, that (i) the same Losses or damages shall not count double for the purpose of the monetary limits in clause 8.12 and (ii) the Buyer cannot claim reimbursement of the same Losses or damages twice. Also, for the avoidance of doubt it is expressly confirmed and understood that where this agreement refers to “Losses or damages suffered by Buyer or a relevant member of the Group”, neither the Buyer nor any member of the Group shall be entitled to be reimbursed by the Seller for any Loss or damage if and to the extent that the Buyer or any member of the Group shall have already been reimbursed by the Seller or a third party for the same Loss or damage.

7.8	The Seller acknowledges that the truth and accuracy of the representations and warranties set out in this agreement are essential for the Buyer’s decision to enter into this agreement on the stated terms and conditions, including the amount of the Consideration and save as fairly disclosed in the Disclosed Information and without prejudice to clause 7.10.3, none of the representations and warranties contained in this agreement shall be qualified by actual or constructive or deemed knowledge on the part of the Buyer whether resulting from any Due Diligence investigation carried out by or on behalf of the Buyer or from any other information the Buyer might have had access to.

7.9	The Seller has made available to the Buyer the Disclosed Information. To the extent that any fact, circumstance or matter is fairly disclosed in the Disclosed Information the Seller’s Group shall not have any liability in connection with, and the Buyer shall not be entitled to be compensated under, the Warranties set out in schedule 2 for any such fact, circumstance or matter.

7.10	The Buyer acknowledges that:

7.10.1	the warranties contained in this agreement are the only warranties and representations of any kind by the Seller on which the Buyer may rely in entering into this agreement;

7.10.2	in entering into this agreement, without prejudice to clause 7.10.1 above, the Buyer is not relying on any representation or warranty made, or information or documents produced by or on behalf of the Seller or by any director, employee, adviser or any other person on behalf of the Seller in relation to any company of the Group other than the warranties contained in this agreement;

7.10.3	other than any fact, circumstance or matter fairly disclosed in the Disclosed Information at the date of this agreement the Buyer has no knowledge of any fact, circumstance or matter which is inconsistent or constitutes a breach of any of the Warranties or any provision under the agreement;

7.10.4	without prejudice to clause 7.8, it has been provided with a reasonable opportunity with the assistance of professional advisors to review the Disclosed Information;

7.10.5	without prejudice to clause 7.8, it has had the possibility to raise questions and specific issues arising out of its review with the Seller which it considered relevant in connection with the transaction contemplated by this Agreement;

but nothing in this clause 7 limits any party’s rights or excludes the Seller’s liability for fraud, wilful misconduct or wilful concealment and gross negligence.

8	Indemnity

8.1	Subject to all provisions and limitations of this clause 8 and without prejudice to the Buyer’s general obligations at law to prevent and mitigate damage which it may incur in consequence of a matter giving rise to a breach of a Warranty and without prejudice to any other rights which the Buyer may have, the Seller indemnifies and holds harmless the Indemnified Parties from, against and in respect of any and all Losses (euro for euro) arising out of or originating from:

8.1.1	any Warranty Breach; and

8.1.2	any Other Breach,

including (without limitation) all reasonable costs and expenses which the Buyer or any member of the Group may incur in investigating, preparing, disputing or defending or providing evidence in connection with any breach or in mitigating any Loss or otherwise enforcing its rights in relation to such breach, provided that the Seller shall not be liable for any indemnification under this Agreement to the extent that the breach occurs as a result of:

(i)	any act carried out or measures taken by the Group; or

(ii)	facts, events or circumstances occurred;

in the normal course of business after the Effective Date. For the avoidance of doubt, the parties agree that this clause 8.1 shall not prevent the Buyer from relying on the indemnity in clause 9.1.7 and recovering from the Seller any Losses suffered by the Group in connection with any dispute (whether genuine or pro forma) involving Mr R Koopman.

8.2	Claims for indemnification of an Indemnified Party under this agreement shall be submitted in writing by the Buyer to the Seller in an Indemnification Notice, as soon as reasonably practicable but not later than 30 days after the Buyer or the relevant company of the Group becomes aware after Completion of the occurrence of the fact, event or circumstances which may be the reason for indemnification under this agreement provided that failure by the Buyer to submit such claims in accordance with this clause shall not relieve the Seller from the obligation to indemnify except to the extent that the Seller suffers actual prejudice or incurs costs, losses, fees or other expenses as a result of such failure.

8.3	Within 60 days of receipt of the Indemnification Notice, the Indemnifying Party shall give notice in writing to the Buyer specifying whether it concedes or disputes the applicable claim in whole or in part. To the extent that any portion of the claimed amount is not disputed by the Indemnifying Party within the 60 days, such portion shall be paid by the Indemnifying Party to the Buyer, subject to all provisions and limitations of this clause 8, on or prior to the last day of the next 30 day period. If any portion of the claimed amount is disputed, the parties shall use all reasonable endeavours for 30 days after receipt of such notice by the Buyer to attempt to resolve their differences and reach agreement on the merits and amount of the disputed sum.

8.4	If the parties are unable to resolve their differences and reach agreement on the merits or amount of any disputed sum within, the 30 days period last referred to in clause 8.3 the resolution of the dispute will immediately be brought in writing to

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the officers of the parties named in clause 18 of this agreement in an attempt to resolve the dispute amicably.

8.5	In the event that the dispute is not resolved amicably in accordance with clause 8.4 above, either of the parties may commence action under the dispute resolution provisions contained in this agreement.

8.6	The Buyer shall, within 30 days of Buyer or the relevant company of the Group becoming aware after Completion of any third party claim against the Buyer or any member of the Group that could result in Losses against which the Buyer believes it is entitled to be indemnified against under clause 8.1 (“Third Party Claim”), give notice of such claim in an Indemnification Notice, to the Seller provided that failure to do so by the Buyer shall not relieve the Seller from the obligation to indemnify except to the extent that the Seller suffers actual prejudice or incurs costs, losses, fees, or other expenses as a result of such failure.

8.7	To the extent that Seller accepts that the Buyer is entitled to be indemnified against the Third Party Claim under this agreement, the Buyer shall thereafter, subject to the requirements (if any) of its insurers, consult with the Seller regarding the conduct of the Third Party Claim. To the extent that any portion of the Third Party Claim is not disputed by the Seller, such portion shall be paid by the Indemnifying Party to the Buyer, subject to all provisions and limitations of this clause 8. If any portion of the Third Party Claim is disputed clause 8.3, last sentence, clause 8.4 and clause 8.5 will apply mutatis mutandis. In the event that the Seller, within the context of the terms and conditions of this agreement, accepts that the Buyer is entitled to be indemnified against any Third Party Claim relating to a(n) (alleged) breach of clauses 3.1.5 through 3.1.7 and clauses 5 and 7 of the Warranties, the Buyer (a) shall, subject to the requirements (if any) of its insurers and acceptance by the relevant third parties give (representatives of) the Seller the opportunity to attend any meeting and/or negotiation with the relevant third parties in connection with such Third Party Claim, and (b) shall not, without prior written approval of Seller which shall not be unreasonably withheld or delayed, take any action which (i) the Buyer should reasonably have understood would give rise to such Losses to the Seller, nor making any admission of the liability of the Third Party Claim, or any agreement or compromise in relation thereto, (ii) the Buyer should reasonably have understood would lead to a claim under the Warranties of this Agreement, provided that failure to do so by the Buyer shall not relieve the Seller from the obligation to indemnify except to the extent that the Seller suffers actual prejudice or incurs costs, losses, fees, or other expenses as a result of such failure.

8.8	The Buyer shall, and shall procure that the Company and its Subsidiaries shall give such information and assistance as the Seller may reasonably request in relation to any Third Party Claim and the Buyer shall, and shall procure that the Company and its Subsidiaries shall (i) consult with the Seller regarding the conduct of the Third Party Claim and (ii) provide the Seller on a continuing basis with such information relating to the Third Party Claim as the Seller may reasonably request provided that the Buyer shall not be obligated to provide the Seller with any information regarding the Third Party Claim which it is prohibited to do pursuant to applicable confidentiality provisions, but shall in such case so far as permitted provide a reasonable description of the information.

8.9	The Buyer acknowledges its duty at law to prevent and mitigate its loss and that this may affect the quantum of Losses recoverable.

8.10	The Claims Period shall commence on the date of this agreement and shall terminate as follows:

8.10.1	with respect to Losses suffered pursuant to a Warranty Breach regarding clause 5 (concerning Taxes) of schedule 2, the Claims Period shall continue until 60 days after the expiration of the period determined by the applicable statute of limitations;

8.10.2	with respect to Losses suffered pursuant to any other Warranty, the Claims Period shall continue until 31 August 2004; and

8.10.3	notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party had been notified in writing by an Indemnification Notice of a claim for indemnity hereunder and such claim has not yet been finally resolved or disposed of at such date, such claim shall survive the aforesaid time periods and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

8.11	The aggregate liability of the Seller for all Warranty Breaches relating to the Warranties contained in schedule 2 shall in all events be limited to €3,300,000 (in words: three million three hundred thousand euro).

8.12	The Indemnified Parties shall not be entitled to indemnification by the Seller against Losses suffered pursuant to an individual Warranty Breach unless the claimed amount for Losses (excluding costs for legal advice or relating to the assessment of the claim) suffered pursuant to that individual breach exceeds €40,000 in which case the Seller shall be liable for the whole amount and not just the excess over €40,000 or if the aggregate amount of such claims (disregarding claims excluded in this clause) exceed €400,000, in which case the Indemnified Parties shall be entitled to claim the whole amount and not just the excess over €400,000.

8.13	The Seller shall not be liable in respect of breach under the agreement to the extent such breach is capable of remedy and, after written notice of such breach by the Buyer pursuant to this agreement, is remedied at no cost or prejudice and without Loss to the Buyer or any member of the Group within 60 days after the date on which such notice is received by the Seller.

8.14	The Seller shall not be liable under clause 8 for Losses suffered by any of the Indemnified Parties:

8.14.1	to the extent that such Losses are recovered from insurers and would have been recovered from insurers under the policies applicable to the Group immediately prior to Completion or to the extent that such Losses would have been recoverable from insurers if the insurances applicable to the Company at the date of this agreement were maintained without interruption until 31 August 2005;

8.14.2	to the extent that the Buyer and/or the Company and/or the Subsidiaries shall be or have already been indemnified against such Losses by any third party, whether or not the Seller has already compensated such Losses to the Buyer and/or the Company and/or its Subsidiaries provided that in case of such earlier compensation, the Buyer shall and/or shall cause the Company and/or its Subsidiaries to reimburse the Seller to the extent that the Losses compensated shall have been recovered from any Third Party;

8.14.3	to the extent that the Losses occur as a result of the voluntary (as defined in clause 8.14.6) termination of the business of the Company and/or the Subsidiaries or any part thereof or a voluntary change in the business or trade of the Group after Completion, in each case as a result of the relevant company of the Group being declared bankrupt (faillissement) or having been granted a suspension of payments (surséance van betaling) other than directly or indirectly wholly or partly as a result of a Warranty Breach which the Buyer should reasonably have understood to give rise to such Losses;

8.14.4	to the extent that such Losses occur as a result of legislation which is first announced after Completion with retroactive effect as at a time before the date of this agreement;

8.14.5	to the extent that such Losses occur as a result of a change in generally accepted accounting practices which is first announced after Completion with retroactive effect as at a time before the date of this agreement;

8.14.6	to the extent that such Losses occur as a result of any voluntary act, transaction, or arrangement carried out by the Buyer or a member of the Group after Completion which the Buyer was aware was reasonably likely to give rise to Losses, or significantly increase the amount of a claim and, for this purpose, an act is not voluntary if, for example:

8.14.6.1	it is carried out to comply with the Buyer’s duty at law to prevent and mitigate its Loss, to avoid a breach of a subsisting binding obligation or to avoid non-compliance with statutory or regulatory requirements;

8.14.6.2	in the reasonable opinion of the Buyer, it is necessary for the protection of the goodwill of the business of the Buyer and/or the members of the Group;

8.14.6.3	it is a directly or indirectly attributable consequence of a Warranty Breach by the Seller; or

8.14.6.4	it is required to achieve compliance with accounting standards or practice.

8.14.7	to the extent that a provision or reserve in respect of the event or circumstance giving rise to such breach has been made or payment or discharge of the relevant matter has been taken into account in the Audited Accounts of the Company and any provisions or reserves made by the Company in the ordinary course of business since the Accounts Date until the Effective Date, excluding extraordinary items, including accruals/provisions for profit sharing, outstanding receivables, holidays and the concession fee; and

8.14.8	to the extent that such Losses relate to the Litigation with Mr Ebbinge and do not exceed €70,000 or to the extent that such Losses relate to the redundancy costs resulting from the reorganisation of the Group in December 2002 and March/April 2003.

8.15	If in relation to any claim the Seller has made a payment for Losses and the Buyer or any of the Company or the Subsidiaries (at no expense to the Buyer, the Company and the Subsidiaries) receives any benefit otherwise than from the Seller which would not have been received but for the circumstance giving rise to the claim in respect of which the payment for Losses was made by the Seller, the Buyer shall, once it or the relevant company of the Group has received the benefit, forthwith repay to the Seller an amount equal to the amount paid by the Seller which would not have been payable by the Seller had the benefit been taken into account when assessing the Losses.

8.16	Without prejudice to the Buyer’s overriding duty at law to prevent and mitigate Losses under the agreement, nothing in this clause 8 imposes an obligation on a member of the Buyer’s Group to do anything which in the Buyer’s reasonable opinion is likely to be materially detrimental to the prospects, reputation or goodwill of a member of the Buyer’s Group.

8.17	Any amount of indemnification payable by Seller to an Indemnified Party shall finally be calculated strictly on an after tax basis in accordance with clause 1.6.

8.18	Notwithstanding any other provision of this agreement, the Buyer shall not be under any obligation to:

8.18.1	provide the Company with any document which is or may be confidential in the context of a claim but shall in such case so far as permitted provided a reasonable description of the information; or

8.18.2	do any action which may prejudice any claim any Indemnified Party may have under any contract of insurance or which in the reasonable opinion of the Buyer would be likely to affect adversely the reputation or goodwill of any Indemnified Party.

9	Further indemnifications by the Seller

9.1	The Seller shall indemnify and hold the Buyer and the Group harmless for any and all Losses (euro for euro) (including attorneys fees and costs of experts) incurred by the Buyer and/or the Group, including any and all Losses in connection with the investigation, preparation, defense, contradiction or evidencing of any claims, actions, demands or proceedings or in establishing any claim or mitigating any Loss or otherwise enforcing its rights under this clause, as a result of or in connection with:

9.1.1	any and all Taxes for which the Group (or, as a result of any liability for Taxes by any company of the Group, the Buyer) at the Completion Date or at any time thereafter is or may become liable pursuant to the Invorderingswet 1990, the Coördinatiewet Sociale Verzekeringen or any similar laws in the Netherlands with respect to Taxes for which another person is or may become liable in respect of any period ending on or prior to the Completion Date, which have not been duly and timely paid by the Seller or the Group (including all Taxes in respect of any period ending after the Completion Date but that relate to any period ending on or before the Completion Date;

9.1.2	arising from or in connection with any finding, determination, claim or allegation that so called “self employed persons” who performed activities prior to the Completion Date for any member of the Group might or are to be considered as employees of the Company or the Subsidiaries and claim, allege or have pension or similar rights under the Pension Schemes or otherwise from the Company or the Subsidiaries for the period on or prior to the Completion Date;

9.1.3	in respect of the period prior to the Completion Date, (i) any failure by any company of the Group to recover or deduct the VAT charged to it by any sub-lessor (including any company of the Group) in connection with the sub-lease of any real property; (ii) any claim by any lessor with regard to all its VAT damages (BTW schade); (iii) any failure of any company of the Group to recover or deduct the VAT charged to it on costs with private use elements (BUA-correcties); (iv) any failure by any company of the Group to recover or deduct the VAT wrongfully charged to it by any third party or by any other company of the Group; (v) any failure by any company of the Group to recover or deduct the VAT charged to its employees; and (vi) any failure to charge, or any wrongfully charged, recovered or deducted, VAT in relation to the provision of counselling services;

9.1.4	any guarantees, sureties and/or statements of (joint) liability issued by any of the companies of the Group on behalf or in favour of third parties and any legal (wettelijke) or contractual liability for obligations (including Tax obligations) of third parties;

9.1.5	any independent contractor, interim manager or other person who performed activities prior to the Completion Date for any member of the Group claiming or who is determined to be an employee of any of the companies of the Group for the period on or prior to the Completion Date by force of law (whether for the application of civil, fiscal or social security laws and regulations), if the possibility for such a claim to employment already existed prior to Completion (including, but not limited to, redundancy payments, wages, other costs and expenses for employment benefits, contributions to pension schemes, and Taxes);

9.1.6	rights of recourse (regresrecht) of third parties against any of the companies of the Group for any liability relating to the period prior to Completion;

9.1.7	any Litigation, to the extent that no provision for the relevant liabilities, claims and/or damages has been made in the Audited Accounts, and the Seller agrees to provide reasonable assistance to the Buyer with regard to the conduct of such proceedings;

9.1.8	the activities of “Het Nederlands Commissariaat” or the operation or termination of such activities; and

9.1.9	the hiring by the Group of interim managers from employment agencies who were incorrectly treated as self employed persons but whose correct legal status is subsequently determined to be that of an employed person, on or prior to Completion.

9.2	The Parties explicitly agree that notwithstanding any other provision of this agreement:

9.2.1	the aggregate liability of the Seller for claims under clause 9.1 shall be limited to EUR 13,000,000;

9.2.2	the survival period for any indemnity claims under clause 9.1.1, clause 9.1.2 and clause 9.1.3, 9.1.5 and 9.1.9 shall continue until 60 days after the expiration of the period determined by the applicable statute of limitations and for any other indemnity claims under clause 9.1 until 30 June 2005;

9.2.3	the limitations in clause 8.12 shall not apply to claims under clause 9.1; and

9.2.4	the limitations and provisions in clauses 8.1, last sentence, 8.2 up to and including 8.9 and clauses 8.13 up to and including 8.18 shall apply to any claim under clause 9.1.

9.3	The Seller shall indemnify and hold the Buyer and the Group harmless for any and all Losses (euro for euro) (including attorneys fees and costs of experts) incurred by the Buyer and/or the Group, including any and all Losses in connection with the investigation, preparation, defense, contradiction or evidencing of any claims, actions, demands or proceedings or in establishing any claim or mitigating any Loss or otherwise enforcing its rights under this clause):

9.3.1	arising under or in connection with the Pension Schemes, the Pension Schemes documents or constitution, Dutch pension or labour law as a result of any shortfall or deficit in the funding of the Pension Schemes at Completion for any benefits payable now or in the future to or in respect of persons employed by the Group as at Completion;

9.3.2	arising as a result of or in relation to any deficit, now or in the future, in the Ernst & Young Pension Fund and in relation to the negative profit sharing (“negatief overrendement”) up to 1 July 2003 and up to 30 June 2004 in case of exercising the option to transfer the (possible) transition of accrued pension rights within one year after Completion in relation to the determination of the Equitable Share (schedule 3, Pension Plan Protocol, Chapter “Bedrag”) as at 30 June 2004;

9.3.3	arising in relation to the transitional arrangements resulting from the introduction of the current pension scheme in 1997 provided that the Company and the Subsidiaries shall continue the “Plusregeling” under the current Pension Schemes without changes, in which case Seller shall be liable for any Losses resulting from these transitional arrangements established at the date that these will be executed but only pro rata parte the period from 1 July 1997 until the Completion Date;

9.3.4	arising as a consequence of any joint and several liability of the Group under the rules relating to fiscal unity with Seller’s Group on or prior to the Completion Date;

9.3.5	arising in relation to the business of, as well as the sale and transfer of, the Company’s interests in its 50% subsidiaries Executive Temporary Management GmbH Unternehmensberatung and Ernst & Young Executive Temporary Management N.V.; and

9.3.6	arising in respect of employees in the event that it is determined that the Pension Schemes do not comply with Dutch tax legislation and other applicable laws, regulations and requirements on the understanding the “Plusregeling” under the current Pension Schemes is not in compliance as confirmed in the Pension Plan Protocol.

9.4	The Seller and the Buyer agree that the arrangements regarding pensions and the Pension Schemes will be set out in the pension plan protocol, attached to this agreement as schedule 3 (“Pension Plan Protocol”). For the avoidance of doubt, the Seller and the Buyer agree that the Pension Plan Protocol shall not affect the application of clause 9.3 of this agreement with the express exception of Chapter C1 of the Pension Plan Protocol.

9.5	Notwithstanding any other provision in this agreement, clauses 8.10, 8.11, 8.12, 8.14.1 through 8.14.5 and 8.14.7 shall not apply to any claim made by the Buyer or any member of the Group under clause 9.3, and all other (sub) clauses of clause 8 shall apply mutatis mutandis.

10	Assignment and succession

10.1	If any of the Shares are transferred to an Associate of the Buyer, the benefit of this agreement (including the Warranties) may be assigned wholly or partly to such Associate of the Buyer who shall accordingly be entitled to enforce them against the Seller as if it were named in this agreement as the Buyer.

10.2	Without prejudice to clause 10.1, none of the rights or obligations under this agreement may be assigned or transferred by a Party without the prior written consent of the other Party.

10.3	Without prejudice to clause 10.2, this agreement binds each party’s successors and permitted assignees.

11	Restrictive agreement and Further agreements

To assure to the Buyer the full benefit of the business and goodwill of the Group, the Seller undertakes by way of further consideration for the obligations of the Buyer under this agreement, as separate and independent agreements, that neither the Seller nor any of its Associates will without the Buyer’s prior written consent:

11.1.1	disclose to any other person, or itself use for any purpose, and shall use all reasonable endeavours to prevent the publication or disclosure of, information which is not in the public domain concerning the Business, accounts or finances of the members of the Group, or their clients’ or customers’ transactions or affairs, of which it has Knowledge and the Seller shall use all reasonable endeavours to prevent the publication or disclosure of any such information by any employees or representatives of the Seller or its Associates, although this clause shall not apply to information which comes into the public domain otherwise than in breach of any confidentiality obligation;

11.1.2	for three years after Completion, in relation to a business which is substantially the same as or in direct competition with the Business, either on its own account or for another person, directly or indirectly solicit, interfere with or endeavour to entice away from the Group a person who, to its Knowledge, is, or has, during the two years preceding Completion, been a client of the Group, but, for the avoidance of doubt, only in respect of activities which are substantially the same as or in direct competition with the Business and without prejudice to clause 11.5;

11.1.3	for three years after Completion, in relation to a business which is substantially the same as or in direct competition with the Business, either on its own account or for another person, directly or indirectly provide services a person who, to its Knowledge, is, or has, during two years preceding Completion, been a client of the Group, but, for the avoidance of doubt, only in respect of activities which are substantially the same as or in direct competition with the Business and without prejudice to clause 11.5;

11.1.4	for one year after Completion, in relation to a business which is substantially the same as or in direct competition with the business of the Group, either on its own account or for another person, directly or indirectly solicit, interfere with or endeavour to entice away, and the initiative therefore is with the Seller, from the Group a person who, to its Knowledge, is, or has, during one year preceding Completion, been a member of fee earning staff (whether or not such person would commit a breach of his or her contract of employment by virtue of leaving service) of the Group except that the Seller or any of its Associates is permitted to employ a member of fee earning or other staff of the Group who (i) voluntarily approaches Seller or any of its Associates in this respect or (ii) responds to a general recruitment campaign;

11.1.5	for three years after Completion, either alone or jointly, directly or indirectly carry on or be engaged or concerned in The Netherlands in a business which is substantially the same as or in direct competition with the Business of the Group, or a material part of it, as carried on at Completion;

11.1.6	for three years after Completion, enter into a referral arrangement with any person relating to the provision of services which are substantially the same as or compete with the Business of the Group;

11.1.7	at any time after Completion, make adverse comments or any comments which, in all reasonableness are likely to damage the goodwill of the Group in relation to the Group or its employees other than statements of a factual nature;

provided however, that it is understood that the restrictions in this clause will in no event limit or restrict the Seller from continuing to carry on or be engaged in the business of providing services to clients (including clients of the Group) which is not substantially the same as and does not compete with the Business and, further without prejudice to the provisions of clause 11.5.

11.2	The Seller agrees that the covenants and undertakings contained in clause 11.1 are reasonable and are entered into for the purpose of protecting the goodwill of the Business.

11.3	Upon the occurrence of any event which constitutes a breach of the duties of the Seller pursuant to clause 11.1, the Seller shall pay to the Buyer or, at the Buyer’s sole option, to any of the Company or the Subsidiaries, without duplication a penalty in the amount of €50,000 for each breach and, in addition, a penalty in the amount of €5,000 for each day or part thereof that the Seller continues to be in breach, without the need to serve notice upon the Seller or the need of a court order and without prejudice to the Buyer’s or any of the Company’s or the Subsidiaries’ right to recover damages in excess of the amount of such penalty.

11.4	Each covenant and undertaking contained in clause 11.1 shall be construed as a separate covenant and undertaking. If one or more of them is held to be against the public interest or unlawful or an unreasonable restraint of trade, the remaining covenants and undertakings shall continue to bind the Seller. In the event that any such covenant or undertaking shall be found to be void or unenforceable but would be valid or enforceable if such part or parts thereof were deleted or the period or area of application reduced, the Buyer and the Seller hereby agree that such restriction shall apply with such modification as may be necessary to make it valid.

11.5	Clause 11 shall not operate to prevent the Seller’s Group from continuing to assign staff to its clients on a temporary basis as an incidental part of its services to clients and in the context of supporting and developing existing or new client relationships on a basis and in a manner consistent with current practise, including without limitation to the work rendered for governmental institutions currently lead by Mr. Hendrik van Moorsel, partner of Ernst & Young provided that those assignments of staff (to the extent that they compete with the business of the Group):

11.5.1	are not carried on as separate businesses, distinct from the other services offered by the Seller’s Group;

11.5.2	are not publicly marketed; and

11.5.3	do not require the hiring on a temporary basis of personnel that is, at the time of acceptance of the assignment, not employed by the Seller’s Group, except for former employees of the Seller’s Group and other individuals who are used by Seller’s Group on an incidental basis in accordance with the current practice by Seller prior to the Completion Date.

11.6	For the avoidance of doubt, post Completion other than to the extent consistent with an announcement to be made by the Buyer to the clients of the Group in the Agreed Form, to inform them of the conclusion of this agreement and the transaction contemplated by it, or for limited use of the name Ernst & Young in the context of a smooth transition of the Company to the Buyer, or for the purpose of making factual reference to the corporate heritage of the Company (and by way of example, but without limitation, the Buyer shall be entitled to make statements consistent with the wording in schedule 4), the Buyer will not be permitted to use any trade names which incorporate the name Ernst & Young or any abbreviation of Ernst & Young or any logo, Intellectual Property Right or similar trade mark associated with the name Ernst & Young, or make reference in writing to its historical roots with Ernst & Young, without the prior written approval of Seller which will not be unreasonably withheld or delayed.

11.7	Buyer agrees that subsequent to Completion, it will cause the Company and the Subsidiaries, their management, auditors and advisors:

11.7.1	to retain, in accordance with all relevant legal requirements, all books and records relating to the period prior to Completion;

11.7.2	at the request of Seller, to give to Seller and/or its representatives reasonable access during normal business hours to such books, personnel (including the Key Employees) and records so retained as may reasonably be required for accounting or tax purposes (including without limitation, for the preparation of the 2002/2003 Accounts) provided that the Buyer shall not be under any obligation to provide the Seller and/or its representatives with a copy of a document which is or may be confidential in the context of any litigation or possible litigation or which it is prohibited to do pursuant to applicable confidentiality provisions or by its insurers, but shall in such case, so far as permitted provide a reasonable description of the information.

11.8	In respect of the non-compete provisions of Ernst & Young vis-à-vis Cap Gemini, the parties agree as follows:

11.8.1	the Seller warrants that the Business as conducted by the Company and its Subsidiaries on Completion do not infringe the non-compete provisions concluded between Ernst & Young and Cap Gemini in respect of the sale of the former consulting business of Ernst & Young to Cap Gemini in 2000; and

11.8.2	the Seller confirms that no dispute exists or is pending or to the best of Seller’s Knowledge threatened involving any breach or alleged breach by the Company or any of its Subsidiaries or any of their respective officers, employees, agents, advisers or representatives or by any of the Key Employees of such non-compete provisions.

12	Announcements

Except as required by law, any regulatory body or stock exchange regulations, no announcement or statement shall be made in relation to this agreement or another of the parties to this agreement, except for the announcement in the Agreed Form or otherwise as specifically agreed between the parties, and such consent will not be unreasonably withheld or delayed. An announcement by any of the parties shall in any event be issued only after prior consultation with the other party.

13	Information and further assurance

13.1	Except as required by law or any regulatory body, the Seller and the Buyer shall keep confidential this agreement and its terms and conditions and shall not disclose the same to any third party without the prior written consent of the other party.

13.2	The Seller will following a request by the Buyer:

13.2.1	execute any document and do any thing; and

13.2.2	use reasonable endeavours to procure that a third party executes any document and does any thing,

reasonably necessary to give the Buyer the full benefit of this agreement and to perfect the transaction intended to be effected pursuant to this agreement, and the Buyer shall render all reasonable assistance and cooperation in that respect.

14	Waiver

14.1	Without prejudice to the other provisions of this agreement that provide otherwise the rights of a party in respect of this agreement shall not be affected by Completion, by any investigation made by it or on its behalf into the affairs of the Group, by its rescinding, or failing to rescind, this agreement, or failing to exercise, or delaying in exercising, a right or remedy, or by anything else, except a specific authorised written waiver or release. A single or partial exercise of a right or remedy provided by this agreement or by law does not prevent its further exercise or the exercise of another right or remedy.

14.2	Waiver by the Buyer of a breach of a term of this agreement, or of a default under it, does not constitute a waiver of another breach or default nor affect the other terms of this agreement.

14.3	The rights and remedies provided in this agreement are cumulative and not exclusive of any other rights or remedies without prejudice to any of the other clauses of this Agreement.

15	Costs

15.1	Subject to clause 15.2, expenses incurred by or on behalf of the parties, including the fees of agents and advisers employed in connection with the negotiation, preparation or execution of this agreement, shall be borne by the party who incurred the liability and, except for costs and expenses in the ordinary course of business of the Group or which would reasonably also have to be incurred by the Group without the consummation of this transaction and which, in both cases, have been or will be deducted in calculating the Cash, none of such expenses shall be payable by the Company.

15.2	The costs of Ernst & Young Netherlands in auditing the 2002/2003 Accounts shall be borne by the Seller and not by the Group. The Seller undertakes to settle such costs when due and to indemnify the Buyer and the Group against any failure to comply with this undertaking.

16	Invalidity

16.1	Subject to clauses 16.2 and 16.3, if a provision of this agreement is held to be illegal or unenforceable, in whole or in part, under an enactment or rule of law, it shall to that extent be deemed not to form part of this agreement and the enforceability of the remainder of this agreement shall not be affected.

16.2	If a provision of this agreement is, or but for this clause would be, held to be illegal or unenforceable, in whole or part, but would be legal and enforceable if the period of application or geographical application were reduced or if part of the provision were deleted, the provision shall apply with the minimum modification necessary to make it legal and enforceable.

16.3	If a provision of this agreement is held to be illegal or unenforceable, in whole or in part, and clause 16.2 cannot be used to make it legal and enforceable, the Buyer may require the Seller to enter into a new deed under which the Seller undertakes in the terms of the original provision, but subject to such amendments as the parties agree on in order to make the provision legal and enforceable. The Seller will not be obliged to enter into a new deed that would increase their liability beyond that contained in this agreement, had all its provisions been legal and enforceable.

17	Counterparts

17.1	This agreement may be executed in a number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

17.2	Each counterpart, when executed, shall be an original, but all the counterparts together constitute the same document.

18	Communications

18.1	All communications and notifications between the parties with respect to this agreement shall be in writing and shall:

18.1.1	be delivered by hand, or sent by first class prepaid post (or airmail if sent outside The Netherlands) to the registered office for the time being of the addressee or to another address in The Netherlands which the addressee notifies for the purpose of this clause; or

18.1.2	be sent by facsimile to the facsimile number stated below or as notified for the purpose of this clause.

18.2	In the absence of evidence of earlier receipt, communications shall be deemed to have been received as follows:

18.2.1	(if sent by post within The Netherlands) two Business Days after posting;

18.2.2	(if sent by post outside The Netherlands) five Business Days after posting;

18.2.3	(if delivered by hand) on the day of delivery, if delivered at least two hours before the close of business hours on a Business Day, and otherwise on the next Business Day;

18.2.4	(if sent by facsimile) at the time of transmission, if received at least two hours before the close of business hours on a Business Day, and otherwise on the next Business Day.

unless satisfactory evidence will be provided of receipt at another time or non-receipt of such communication.

18.3	For the purposes of this clause 18, “business hours” means between the hours of 9.00 and 18.00 inclusive, Amsterdam time.

18.4	In proving service it shall be sufficient to prove that personal delivery was made, or that the envelope containing the notice was properly addressed and stamped and placed in the post or that the facsimile transmission was transmitted to the specified number and a confirmatory transmission report received without prejudice to clause 18.2, last paragraph.

18.5	Communications addressed to the Seller shall be marked for the attention of chairman of the board of directors of Ernst & Young in the Netherlands and head of the department internal legal affairs of Ernst & Young in the Netherlands, with a copy to be sent to Jan Meijerman and Sijmen de Lange of Holland Van Gijzen Attorneys at law and Civil law Notaries, Marten Meesweg 115, PO Box 2295, 3000 CG Rotterdam, the Netherlands, fax number +31 10 406 5001.

18.6	Communications addressed to the Buyer shall be marked for the attention of Don Murray and Kate Duchene with a copy to be sent to John Bennett and Antony Levinson of Berwin Leighton Paisner, Adelaide House, London Bridge, London EC4R 9HA, fax number: + 207 760 1111.

18.7	The facsimile numbers referred to in clause 18.1 are:

for the Seller: +31 10 406 50 99

for the Buyer: + 714 430 6405

19	Rescission or cancellation

The Parties waive their respective rights to rescind, dissolve or cancel this agreement on the basis of sections 6:265 or 6:228 of the Dutch Civil Code or demand applicability of article 6:230 subsection 2 Dutch Civil Code. The Buyer shall not, in an attempt to avoid or circumvent the applicability of clause 8.11, file a claim based on wrongful act (onrechtmatige daad’) against the Seller or its Associates in order to claim an amount in excess of the amount mentioned in clause 8.11. For the avoidance of doubt, nothing in this clause shall operate to limit or exclude any liability of the parties for fraud or bedrog.

20	Entire Agreement

20.1	The agreement, including all annexes and schedules, supersedes any and all other agreements, oral or written, between the parties thereto with respect to the subject matter hereof, and contains the entire agreement between the Parties with respect to the transaction contemplated hereunder.

20.2	The agreement shall not be modified or amended except by an instrument in writing making explicit reference to this agreement executed by the Parties hereto.

21	Proper law

This agreement shall be governed by and construed in accordance with the laws of The Netherlands and the parties submit to the exclusive jurisdiction of the competent courts in Amsterdam.

Schedule 1

Part – Details of the Company

SCHEDULE 1

Details of members of the Group

Part 1

Details of the Company

Company number:	30166240

Date of incorporation:	30 June 2000

Share capital:	Authorised Issued

Ordinary shares	€90.000 (900 shares) €18.500 (185 shares)

Registered office:	Maarssen, The Netherlands

Directors:

Mr. L. Witvliet

Born 9 December 1949 in Zwolle, the Netherlands residing at Parklaan 103, 2011 KT HAARLEM, the Netherlands

Mr. J. Brandsema

Born 31 August 1952 in Emmen, the Netherlands residing at Twijnstraat aan de Werf 11, 3511 ZE UTRECHT, the Netherlands

Mr. G.A.J.M. Aarts

Born 28 February 1958 in Gilze Rijen, the Netherlands residing at Godfried Bomanshof 12, 5044 MN TILBURG, the Netherlands

Supervisory director

Schedule 1

Part – Details of the Company

Mr. M. Hartkoorn Born 28 May 1957, in Giessenburg, the Netherlands residing at Papaverveld 2, 5467 NW VEGHEL, the Netherlands

Schedule 1

Part 2 – Details of other members of the Group

Part 2

Details of other members of the Group

Name:	Ernst & Young iManagement B.V.

Company number:	30050779

Date of incorporation:	1 May 1974

Registered office:	Maarssen, The Netherlands

Directors:

Mr. L. Witvliet

Born 9 December 1949 in Zwolle, the Netherlands residing at Parklaan 103, 2011 KT HAARLEM, the Netherlands

Mr. J. Brandsema

Born 31 August 1952 in Emmen, the Netherlands residing at Twijnstraat aan de Werf 11, 3511 ZE UTRECHT, the Netherlands

Share capital:	Authorised	Issued	Registered owner

Ordinary shares	€ 2.360.000 (2.360.000 shares)	€ 472.000 (472.000 shares)	The Company

All shares are legally owned by the Company.

Schedule 1

Part 2 – Details of other members of the Group

Part 2

Details of other members of the Group

Name:	Ernst & Young iExperts B.V.

Company number:	30128212

Date of incorporation:	30 July 1984

Registered office:	Maarssen, The Netherlands

Directors:

Mr. L. Witvliet

Born 9 December 1949 in Zwolle, the Netherlands residing at Parklaan 103, 2011 KT HAARLEM, the Netherlands

Mr. J. Brandsema

Born 31 August 1952 in Emmen, the Netherlands residing at Twijnstraat aan de Werf 11, 3511 ZE UTRECHT, the Netherlands

Share capital:	Authorised	Issued

Ordinary shares	€ 90.000 (900 shares)	€ 18.500 (185 shares)	The Company

All shares are legally owned by the Company.

Schedule 1

Part 2 – Details of other members of the Group

Part 2

Details of other members of the Group

Name:	Ernst & Young iProjects B.V.

Company number:	30140588

Date of incorporation:	30 July 1984

Registered office:	Maarssen, The Netherlands

Directors:

Mr. L. Witvliet

Born 9 December 1949 in Zwolle, the Netherlands residing at Parklaan 103, 2011 KT HAARLEM, the Netherlands

Mr. J. Brandsema

Born 31 August 1952 in Emmen, the Netherlands residing at Twijnstraat aan de Werf 11, 3511 ZE UTRECHT, the Netherlands

Share capital:	Authorised	Issued

Ordinary shares	€ 90.000 (900 shares)	€ 18.500 (185 shares)	The Company

All shares are legally owned by the Company.

Schedule 1

Part 2 – Details of other members of the Group

Part 2

Details of other members of the Group

Name:	Ernst & Young iSpecial Products B.V.,

Company number:	30166247

Date of incorporation:	30 June 2000

Registered office:	Maarssen, The Netherlands

Directors:

Mr. L. Witvliet

Born 9 December 1949 in Zwolle, the Netherlands residing at Parklaan 103, 2011 KT HAARLEM, the Netherlands

Mr. J. Brandsema

Born 31 August 1952 in Emmen, the Netherlands residing at Twijnstraat aan de Werf 11, 3511 ZE UTRECHT, the Netherlands

Share capital:	Authorised	Issued

1 Ordinary shares	€90.000 (900 shares)	€18.500 (185 shares)	The Company

All shares are legally owned by the Company.

Schedule 2

Warranties

SCHEDULE 2

Warranties

1	INTRODUCTION

In addition to the specific disclosures mentioned in these Warranties, the Warranties are also subject to and consequently qualified by the general disclosure provisions of clause 7.9 of the Share Sale and Purchase Agreement. To the extent that any fact, circumstance or matter is fairly disclosed in the Disclosed Information or these Warranties, the Seller shall have no liability under the Warranties for any such fact, circumstance or matter. Certain items of the Disclosed Information are repeated in these Warranties for convenience purposes only and will have the same qualifying effect as any items of the Disclosed Information which are not repeated in these Warranties.

2	GENERAL

2.1	Capacity and consequences of sale

2.1.1	The Seller has the requisite power and authority to represent, to enter into and to perform the agreement.

2.1.2	The agreement constitutes binding obligations on the Seller in accordance with its terms.

2.1.3	Compliance with the terms of the agreement does not and will not, subject to any amendments and changes resulting from the Carve-Out Arrangements from the Company and the Subsidiaries from the Seller’s Group;

2.1.3.1	conflict with or constitute a default under any provision of:

(a)	any agreement or instrument to which the Seller, the Company or the Subsidiaries are a party;

(b)	the Company’s, any Subsidiaries’, or the Seller’s constitutional and corporate documents; or

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Warranties

(c)	any order, judgement, decree or regulation or any other restriction of any kind by which the Seller, the Company or the Subsidiaries are bound;

2.1.3.2	to the best of Seller’s Knowledge relieve any other party to a contract with the Company or a Subsidiary of its obligations or enable that party to vary or terminate its rights or obligations under that contract, except if in connection with the Carve-Out Arrangements of the Company and the Subsidiaries from Seller’s Group;

2.1.3.3	result in the termination, withdrawal or modification of any Licence; or

2.1.3.4	result in the creation or imposition of any Encumbrance on any of the property or assets of the Company or the Subsidiaries.

2.2	Accuracy of information

2.2.1	All information, documents, facts and circumstances as to the condition (financial or otherwise), Assets, liabilities, past earnings, business and affairs of the Company and the Subsidiaries which are or might reasonably be assumed to be material for disclosure to an intending purchaser of the Company and the Subsidiaries including that which is or could reasonably be assumed to be material to the Consideration, the terms of this agreement or the decision of the Buyer to conclude the transactions contemplated in this agreement, have been clearly, specifically, fully and fairly disclosed to the Buyer in writing in the Disclosed Information and in the Due Diligence conducted by Buyer into the business of the Company and the Subsidiaries and during the contract drafting and negotiations and subsequent correspondence or documents between the Buyer, on the one hand, and the Seller and/or the Company on the other hand.

2.2.2	All factual information written (including without limitation the Disclosed Information and the information set out in this agreement) given by the Seller to the Buyer or its advisers in the course of

Schedule 2

Warranties

negotiations leading to this agreement is true, and accurate on the understanding that all projections and business plans are based on best estimates and forecasts or future orientation projections.

2.2.3	No agreements (whether oral or written) or arrangements exist between, on the one hand, any of the directors of the Company and/or the Subsidiaries or the employees of the Company and/or the Subsidiaries (the “Employees”) and, on the other, any member of Seller’s group, including agreements regarding future profit sharing or bonus payments or agreements under which the Seller or any of its Associates could seek recourse against any of those directors or Employees concerning any liability incurred under this agreement or concerning this agreement.

2.3	Constitutional and corporate documents

2.3.1	The copies of the articles of association and extracts of the Trade Register of the Chamber of Commerce of the Company and the Subsidiaries which have been given to the Buyer or its advisors are accurate and complete in all respects.

2.3.2	All statutory books and registers of the Company and the Subsidiaries have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

2.3.3	All returns and particulars, resolutions and other documents which the Company or the Subsidiaries is required by law to file with or deliver to the Trade Register of the Chamber of Commerce or any other register have been correctly made up, duly filed and/or delivered.

2.4	Ownership of the Shares

2.4.1	The Shares constitute the whole of the issued and outstanding share capital of the Company.

2.4.2	The Shares are fully paid up.

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Warranties

2.4.3	No person is entitled or has claimed to be entitled to require the Company to issue any share or loan capital either now or at any future date and whether contingently or not.

2.4.4	There is no option, right of pre-emption, right to acquire, encumbrance on, over or affecting any of the Shares nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

2.5	Subsidiaries

2.5.1	The Company owns, directly or indirectly, the shares of the Subsidiaries (the “Subsidiaries Shares”).

2.5.2	Neither the Company nor the Subsidiaries:

2.5.2.1	holds or beneficially owns nor has it agreed to acquire any securities of any other corporation other than the Subsidiaries;

2.5.2.2	is nor has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations) except for the sale of Het Nederlandse Commissariaat to the Instituut voor Commissarissen, of which the Company shall become the founding member and member of the board; and

2.5.2.3	has outside its country of incorporation any branch or any permanent establishment.

2.5.3	Subsidiaries Shares

2.5.3.1	the Subsidiaries Shares constitute the whole of the issued and outstanding share capital of the Subsidiaries.

2.5.3.2	the Subsidiaries Shares are fully paid up.

2.5.3.3	no person is entitled or has claimed to be entitled to require the Subsidiaries to issue any share or loan

Schedule 2

Warranties

capital either now or at any future date and whether contingently or not.

2.5.3.4	at the date of Completion, there is no option, right of pre-emption, right to acquire, Encumbrance on, over or affecting any of the Subsidiaries Shares nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

2.5.3.5	the Subsidiaries Shares are registered shares. The share capital of the Subsidiaries does not constitute bearer shares.

2.6	Ownership of assets

2.6.1	The Company and the Subsidiaries owned, leased or validly used at the Accounts Date all the Assets included in the Audited Accounts.

2.6.2	None of the Assets of the Company or the Subsidiaries is subject to any Encumbrance or any agreement or commitment to give or create any of the foregoing.

2.6.3	Neither the Company nor the Subsidiaries has been a party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by any of them is liable to be transferred or re-transferred to another person.

2.6.4	The Company and the Subsidiaries own or have valid rights of use or lease in connection with all the Assets necessary for the continuation of the Business as carried on at the Accounts Date and for the period from the Accounts Date to the date of the agreement.

2.7	Compliance with laws

Without prejudice to the other warranties contained in this agreement, neither the Company nor the Subsidiaries nor any of their officers, agents or employees (during the course of their duties until the Completion Date) has to their best Knowledge done or omitted to do anything which is a contravention of any legal

Schedule 2

Warranties

duty giving rise to any fine, penalty or other liability on the part of the Company or the Subsidiaries.

2.8	Licences and consents

The Company and the Subsidiaries have all Licences and have complied with all terms and conditions of those Licences and to the best of the Seller’s Knowledge, subject to the continuation of the Business as currently conducted, there is nothing that might prejudice the continuation or renewal of any of those Licences.

2.9	Litigation

2.9.1	Other than the Litigation (referred to in clause 9.1.7), neither the Company nor the Subsidiaries is engaged in any litigation or arbitration proceedings and, to the best of Seller’s Knowledge, there are no such proceedings pending or threatened by the Company or the Subsidiaries, except for the conflict regarding Mr. Van Ierlandt.

2.9.2	The Seller does to its best Knowledge not know of anything which is likely to give rise to any litigation or arbitration proceedings by or against the Company or the Subsidiaries.

2.9.3	Neither the Company nor the Subsidiaries is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body nor is the Seller to its best Knowledge aware of anything which is likely to give rise to any such investigation, inquiry or proceedings.

2.9.4	There are no existing or pending judgements affecting the Company and/or the Subsidiaries.

2.9.5	There are no past or current, and to the best of Seller’s Knowledge, threatened or pending, criminal actions, proceedings or investigations, concerning the Key Employees or managing directors of the Company and/or the Subsidiaries in connection with the execution of their respective functions for the Company or the Subsidiaries.

2.10	Insolvency

Schedule 2

Warranties

In respect of the Company or the Subsidiaries or (if applicable) any part of its assets or undertaking:

2.10.1	None are part of any Insolvency Proceedings.

2.10.2	There are no circumstances likely to give rise to any Insolvency Proceedings.

2.10.3	There are no transactions capable of being set aside, stayed, reversed, avoided or affected in whole or in part by any Insolvency Proceedings whether as transactions at undervalue, in fraud of or against the interests of creditors, or preferences or action pauliana actions or similar concepts or legal principles.

2.11	Seller’s interests

Without prejudice to the non-compete provision of clause 11 of this agreement, no member of the Seller’s Group has any interest, directly or indirectly, in any business which is or is likely to be competitive with the Business, except for the shareholding of the Seller in ETM Belgium, ETM Germany and in connection with Domenica B.V.

2.12	Confirmation of no indebtedness

2.12.1	there are no subsisting guarantees, indemnities or similar arrangements given by a member of the Group in favour of, or in respect of any obligations or liabilities of, the Seller or its Associates;

2.12.2	neither the Seller nor his Associates is indebted to a member of the Group except for amounts arising on normal trading account or the current ordinary course of business within the Seller’s Group which shall be paid in accordance with the relevant terms thereof.

2.12.3	without prejudice to clause 3.3.1 of these Warranties, there are no amounts owing to the Seller or its Associates by a member of the Group except for the Intercompany Indebtedness which will be repaid on Completion in accordance with clause 3 and amounts arising on normal trading account or the current ordinary course of business within the Seller’s Group which shall be paid in accordance with the relevant terms thereof.;

Schedule 2

Warranties

3	AUDITED ACCOUNTS AND FINANCIALS

3.1	Audited Accounts and debtors

3.1.1	The Audited Accounts:

3.1.1.1	have been prepared in accordance with generally accepted accounting principles and practices and the law and regulations in the Netherlands;

3.1.1.2	have been audited by a certified auditor who has rendered an auditors certificate without qualification;

3.1.1.3	give a true and fair view of the state of affairs of the Company and the Subsidiaries as at the Accounts Date and of the profit or loss of the Company and the Subsidiaries for the period ended on the Accounts Date;

3.1.1.4	contain in accordance with Dutch GAAP either provisions adequate to cover, or full particulars in notes of, all taxation (including deferred taxation) and other liabilities (whether quantified, contingent or otherwise) of the Company and the Subsidiaries as at the Accounts Date;

3.1.2	The Audited Accounts have been prepared on a basis consistent with the basis employed in the Company’s and the Subsidiaries’ Audited Accounts for each of the four preceding financial years without any change in the accounting policies used and in particular the rate of depreciation applied in respect of each fixed asset has been consistently applied over previous accounting years of the Company and the Subsidiaries and is adequate to write down the value of such fixed asset to its net realisable value as at the end of its useful working life.

3.1.3	In the Audited Accounts there are adequate provisions for any losses in respect of ongoing projects and/or work in progress to the extent that such losses shall be reasonably determined.

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Warranties

3.1.4	All financial records of the Company and the Subsidiaries have been properly maintained, duly filed and constitute an accurate record of all matters which ought to appear in them. The Company and the Subsidiaries have complied with the statutory accounting requirements including the requirements with respect to tax accounting. The Audited Accounts and all other records of the Company and the Subsidiaries have been properly and adequately maintained and duly filed whenever legally required.

3.1.5	To the best of Seller’s Knowledge, the debts included in the Audited Accounts have realised or will realise, in the ordinary course of collection, their nominal amounts less any provisions for bad and doubtful debts included in the Audited Accounts.

3.1.6	All debts owing to the Company and the Subsidiaries as will be shown in the Completion Accounts (other than the debts included in the Audited Accounts) will in the ordinary course of collection realise their nominal amounts less any provisions for bad and doubtful debts included in the Completion Accounts.

3.1.7	The provisions for outstanding receivables used by the Group are in the ordinary course of business.

3.1.8	The levels of prepayments as at the Completion Date are in the ordinary course of business.

3.2	Position since Accounts Date

Since the Accounts Date:

3.2.1	the Company and the Subsidiaries have conducted the Business in a normal and proper manner in all material respects except for the sale of ETM Belgium and ETM Germany and of Het Nederlands Commissariaat, which latter institution has been sold to the Instituut voor Commissarissen and except for the material adverse consequences for the revenues and results of the Company and the Subsidiaries from or relating to the limitations and restrictions for multi-disciplinary professional services providers promulgated by competent stock exchange authorities and audit regulatory bodies

Schedule 2

Warranties

and internal regulations resulting therefrom (“independence discussions”);

3.2.2	the market values of the Assets and Properties are at least equal to the values attributed to them in the Audited Accounts, amortised or depreciated in accordance with Dutch GAAP and consistent with past practices;

3.2.3	the Company and the Subsidiaries have not entered into any unusual contract or commitment or otherwise departed from their normal course of trading, except to the extent as has been implemented or prepared in connection with the entering into and execution of this agreement;

3.2.4	there has been no deterioration in the turnover, financial or trading position or the prospects of the Company or the Subsidiaries except for the material adverse consequences for the revenues and results of the Company and the Subsidiaries from or relating to the limitations and restrictions for multi-disciplinary professional services providers promulgated by competent stock exchange authorities and audit regulatory bodies and internal regulations resulting therefrom (“Independence Discussions”);

3.2.5	the Company and the Subsidiaries have paid their creditors in the ordinary course of business;

3.2.6	no asset of a value or price in excess of EUR 200,000 has been acquired or disposed of or agreed to be acquired or disposed of by the Company or the Subsidiaries on capital account, and no contract involving expenditure by it on capital account in excess of EUR 200,000 in total has been entered into by the Company or the Subsidiaries;

3.2.7	there has been no disposal of any asset or supply of any service or business facility of any kind by or to the Company or the Subsidiaries in circumstances where the consideration actually received or receivable for the disposal or supply was less than the consideration which could be deemed to have been received for tax purposes;

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3.2.8	no dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by the Company, except for the dividend payment of EUR 1,000,000 to Seller;

3.2.9	other than in the ordinary course of business, no change has been made in the rate of remuneration or the benefits (including pension benefits) of any senior executive or director of the Company or the Subsidiaries and no material change has been made in the terms of engagement of any director or senior executive of the Company or the Subsidiaries except for the contract with Mr Van der Heuvel as per 31 December 2003.

3.2.10	no event has occurred which gives rise to Taxation to the Company or the Subsidiaries on deemed (as opposed to actual) income, profits or gains or which results in the Company or the Subsidiaries becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person;

3.2.11	no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness of the Company or the Subsidiaries prior to the normal maturity date;

3.2.12	no fixed asset of the Company or the Subsidiaries has been revalued; and

3.2.13	neither the Company nor the Subsidiaries has made any payment or incurred any liability to any member of the Seller’s Group except in the ordinary course of business on normal commercial terms.

3.3	Indebtedness, loans and bank accounts

3.3.1	Neither the Company nor the Subsidiaries has outstanding any loan capital or any money borrowed or raised (other than under any bank overdraft facilities or financing arrangements with Ernst & Young for the operation of the business of the Company or the Subsidiaries) including money raised by promissory note or debt factoring.

3.3.2	Neither the Company nor the Subsidiaries has lent any money which has not been repaid to it nor does it own the benefit of any debt

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(whether present of future) other than debts accrued to it in the ordinary course of its business.

3.3.3	Neither the Company nor the Subsidiaries is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body, except for Project Nursery.

4	COMMERCIAL

4.1	Suppliers and customers

No supplier of the Company or the Subsidiaries has ceased or to the best of Seller’s Knowledge, without independent investigation, will cease supplying it or has reduced or will to the best of Seller’s Knowledge, without independent investigation, reduce its supplies to it and no customer or client of the Company or the Subsidiaries has terminated or to the best of Seller’s Knowledge will terminate any contract with it or withdraw or reduce its custom or services with it, after the Completion Date as a result of the acquisition of the Shares by the Buyer, except for any change, termination or withdrawal resulting from the carve-out Arrangements as set out in the Transition Agreement.

4.2	Contracts and commitments

4.2.1	The contracts, arrangements, projects or obligations (i) to which the Company or the Subsidiaries is a party and (ii) which, whether by reason of their nature, term, scope, price or otherwise, are or are likely to be of material importance to its business, profits or assets are in full force and effect and binding on the parties thereto in accordance with their terms.

4.2.2	Neither the Company nor the Subsidiaries has any obligation or liability (actual or contingent):

4.2.2.1	under any guarantee or indemnity or letter of credit or comfort letter (whether or not reflected in the Audited Accounts);

4.2.2.2	under any leasing (other than in relation to the Properties), hiring, hire purchase, credit sale or

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conditional sale agreement in respect of goods to a value of €50,000 or more in each case except for the car lease liabilities;

4.2.2.3	(other than any obligation of a type or to an extent regularly incurred by it in the ordinary course of trading) which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money or effort; or

4.2.2.4	under any sale and purchase agreement in respect of a former part of the Business e.g. including representations and warranties or indemnities given by the Company or the Subsidiaries, except for those obligations resulting from the sale of Het Nederlands Commissariaat and of Trends in ICT.

4.2.3	Neither the Company nor the Subsidiaries is a party to any agency, distribution or management agreement or to any contract which restricts its freedom to carry on its business in the Netherlands in such manner as it thinks fit.

4.2.4	To the best of the Seller’s Knowledge, no agreement to which the Company or the Subsidiaries is a party is invalid and neither the Company nor the Subsidiaries has received written notice of termination, rescission, invalidation or claim pursuant to any actual or alleged breach or default of any agreement to which the Company or the Subsidiaries is a party.

4.2.5	Except for any guarantee or any warranty implied by law or contained in its standard terms of business, neither the Company nor the Subsidiaries has given any guarantee or warranty, or made any representations, in respect of goods or services supplied, or contracted to be supplied, by it or, except as aforesaid, accepted any liability or obligation that would apply after any such goods or services had been supplied by it.

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4.2.6	Neither the Company nor the Subsidiaries has given any guarantee or warranty, or made any representations in respect of a sale of shares or an undertaking or part of an undertaking.

4.2.7	Neither the Company nor the Subsidiaries are or to the best of Seller’s Knowledge will, following Completion, be restricted from performing the current activities of the Group under the terms of any contract, agreement or arrangement.

4.2.8	All interim managers engaged by the Group (including employees of the Group, payroll employees of Ernst & Young, persons subject to collegiale doorlening by Ernst & Young or third parties, persons with an employment agreement for the duration of a project, independent contractors and temporary employees) are contracted materially in the form of the standard terms and conditions supplied to the Buyer for each relevant type of service performed by such interim managers, it being understood that specific individual arrangements have been made in the employment or service agreements of certain interim managers in view of seniority, level of specific experience, type and timing of the relevant assignment and other material factors.

4.2.9	All top 20 clients and customers of the Group, are contracted materially in the form of (1) the standard terms and conditions or (2) specific umbrella agreements (“raamcontracten”) supplied to the Buyer.

4.2.10	The contracts between the members of the Group and the clients of the Group are all materially in the form of the client contracts contained in the Data Room Documents.

4.3	Anti-competitive arrangements

4.3.1	Neither the Company nor any of the Subsidiaries has liability under, or is a party to, any agreement or arrangement:

4.3.1.1	which has or to the best of Seller’s Knowledge, should have been notified, pursuant to Dutch law prior to

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Completion, to the Netherlands Competition Authority (Nma);

4.3.1.2	which has been notified to the Commission of the European Communities or EFTA Surveillance Authority for an exemption under Article 81(3) of the European Community Treaty or Article 53(3) of the agreement on the European Economic Area;

4.3.1.3	for which an application has been made to the Commission of the European Communities or EFTA Surveillance Authority for a negative clearance under Article 81 or 82 of the European Community Treaty or Article 53 or 54 of the agreement on the European Economic Area; or

4.3.1.4	which is prohibited by any competition law.

4.3.2	Neither the Company nor any of the Subsidiaries has given a written undertaking or written assurance (legally binding or not) to a governmental authority or an authority of the European Communities or European Economic Area under Dutch Competition Act (Mededingingswet), European Community Treaty, agreement on the European Economic Area or any other statute or legal instrument. Neither the Company nor any of the Subsidiaries is affected by an order or regulation directed to the Company or its Subsidiaries made under the Dutch Competition Act or by any guidance or decision of the Netherlands Competition Authority, or by a decision of the Commission of the European Communities or EFTA Surveillance Authority.

4.3.3	Neither the Company nor any of the Subsidiaries has received a written communication or request for information relating to any aspect of the Group’s business from or by the Netherlands Competition Authority, Commission of the European Communities or EFTA Surveillance Authority or a competition or governmental authority of another jurisdiction. No agreement, arrangement or conduct (by omission or otherwise) of a company of the Group is or

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has been the subject of an investigation, report or decision by any of those persons or bodies and none is pending or to Sellers’ best Knowledge threatened. To the best of Sellers’ Knowledge no fact or circumstance exists which might give rise to an investigation, report or decision by any of those persons or bodies.

4.3.4	The Company is not holding a dominant position in a relevant market in the European Community or European Economic Area, or a substantial part of a market in the European Community or European Economic Area, which is restricted by Article 82 of the European Community Treaty and/or Article 54 of the agreement on the European Economic Area.

4.3.5	Neither the Company nor any of the Subsidiaries has ever received, nor is the Company or any of the Subsidiaries proposing to receive, any illegal aid (as that term is understood for the purposes of Articles 87 to 89 of the European Community Treaty) from a member state of the European Community or from state resources.

4.4	Intellectual property rights

4.4.1	No activities of the Company or the Subsidiaries or of any (sub)licensee under any licence granted by the Company or by the Subsidiaries infringe or to the best of Seller’s Knowledge are likely to infringe any Intellectual Property Rights of any third party and no claim has been made against the Company or the Subsidiaries or to the best of Seller’s Knowledge, against any such (sub)licensee in respect of such infringement.

4.4.2	To the extent that the Company and the Subsidiaries are the sole legal and beneficial owners of or applicants for its Intellectual Property Rights, it may freely use and dispose of such Intellectual Property Rights, and such Intellectual Property Rights are owned by the Company or the Subsidiaries free of any Encumbrance.

4.4.3	Neither the Seller nor the Company nor the Subsidiaries has Knowledge of any unauthorised use by any person of any Intellectual Property Rights or confidential information owned by the Company or the Subsidiaries.

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4.4.4	To the best of the Seller’s Knowledge, no name or mark identical or similar to the Intellectual Property Rights owned by the Company or the Subsidiaries has been registered or is being used by any person in the same or similar business as the Netherlands.

4.4.5	The Company and the Subsidiaries have taken appropriate measures to protect the Intellectual Property Rights owned by the Company or the Subsidiaries.

4.4.6	The Company and the Subsidiaries do not carry on business under names other than their own respective registered corporate names.

4.4.7	To the best of the Seller’s Knowledge, no independent contractor has made a claim for rights in copyright in respect of the copyright in the software program “Scoop”.

4.5	Insurance

4.5.1	The particulars of the insurance policies effected for the benefit of the Company and the Subsidiaries which are disclosed to the Buyer are true and accurate.

4.5.2	All such insurance policies are currently in full force and effect and, to Seller’s best Knowledge, nothing has been done or omitted to be done which could make any policy of insurance void or voidable and there is no claim outstanding under any such policy on the understanding that on or after the Completion Date, amendments will be made in the insurance portfolio of the Company and the Subsidiaries resulting from the carve-out Arrangements as set out in the Transition Agreement.

4.5.3	All the Assets and activities of the Company and the Subsidiaries are adequately insured (meaning on adequate terms and conditions and for adequate values) against all risks normally insured against by persons carrying on the same type of business as the Business. The Company and the Subsidiaries have maintained at all times and currently maintain until Completion in full force and effect, through Seller’s Group, insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and

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covering accident, third party liability and all other risks insured against by persons carrying on the same type of business as the Business.

4.6	Computer systems, data and records

4.6.1	All the records and systems (including but not limited to computer systems) and all data and information of the Company and the Subsidiaries are recorded, stored, maintained or operated or otherwise held by or on behalf of the Company and the Subsidiaries, with the understanding that in this respect the Company and the Subsidiaries have used and have been dependent on facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) of the Seller and Ernst & Young.

4.6.2	The computer and telecommunication facilities, the software and databases used by the Company and the Subsidiaries, are adequate for operational and business requirements of the Company and the Subsidiaries and adequate back-up procedures have been implemented and are currently complied with.

4.6.3	The Company and the Subsidiaries have complied with all relevant legal requirements under Dutch law with respect to data protection.

4.7	No powers of attorney

Neither the Company nor the Subsidiaries has granted any power of attorney or similar authority which remains in force, if not so desired by Buyer.

5	TAX

5.1	General

5.1.1	Tax liabilities

The Company and the Subsidiaries have paid insofar as such payment ought to have been made or fully provided for all Taxes of any nature whatsoever for which the Group at the Completion Date or at any time thereafter is or may become liable in respect of any period ending on or prior to the Completion Date, including all Taxes

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imposed on the Group at any time after the Completion Date but that relate to any period ending on or before the Completion Date, be they assessed, to be assessed or payable without assessment, it being understood that in no event any Warranty Claim may be made for the same facts, events or circumstances resulting in Losses in case of any indemnification under clause 9.1 of this agreement.

5.1.2	Tax returns

All notices, computations, declarations, accounts, reports and returns which ought to have been given or made, have been properly and duly submitted by the Seller or the Company or the Subsidiaries to the relevant Tax or excise authorities and all information, notices, computations and returns submitted to such authorities are true and accurate and are not the subject of any material dispute nor, to the best of Seller’s Knowledge, are likely to become the subject of any material dispute with such authorities. All records which the Company or the Subsidiaries are required to keep for Tax purposes, have been duly kept and are available for inspection at each of the Company’ and the Subsidiaries’ premises.

5.1.3	Concessions and arrangements

The amount of Tax chargeable on the Company or the Subsidiaries during any accounting period ending on or within 6 (six) years before the Accounts Date has not been affected to any material extent by any concession, arrangements, agreement or other formal or informal arrangement with any Tax authority (not being a concession, agreement or arrangement available to Company generally), other than the arrangement of “deelnemingsvrijstelling” or the arrangement with the GAK in relation to the period 1998-2001 which arrangements were disclosed in the Data Room. Neither the Company nor the Subsidiaries are subject to a special tax regime.

5.1.4	Penalties and interest

Neither the Company nor the Subsidiaries has within the past 6 (six) years paid or become liable to pay, nor are there to the best of Seller’s Knowledge any circumstances by reason of which it is likely

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to become liable to pay any penalty, surcharge or fine relating to Tax.

5.1.5	Investigations

Neither the Company nor the Subsidiaries has within the past twelve months been subject to or is currently subject to any investigationor audit by any Tax or excise authority, and neither the Seller nor the Company nor the Subsidiaries has Knowledge of any such investigation or audit planned, pending or threatened for the next twelve months, except for any investigation which may result from the arrangements with the Dutch tax authorities regarding the maximum exposure of the Company for Taxes which may be assessed relating to persons who had been treated as self-employed but who should not have been treated as such, the liabilities of which are covered by the separate indemnifications of clause 9 of this Agreement.

5.1.6	Tax Grouping

Neither the Company nor the Subsidiaries is part of any tax grouping, except for the tax grouping with the Seller.

5.2	Deductions and withholdings

The Company and the Subsidiaries have reasonably applied all deductions (aftrekposten) in respect, or in account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

5.3	Disposal of debts

No taxable profit or gain would accrue on the disposal of any debt owed to the Company or the Subsidiaries at the book value of that debt or at the value adopted for the purposes of the Audited Accounts.

5.4	Completion

No charge to Tax will arise on the Company or the Subsidiaries by virtue only of the entering into and/or completion of the agreement, with the understanding that due

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to the termination of the fiscal unity (fiscale eenheid) among Seller, the Company and the Subsidiaries, the Company and its Subsidiaries will, as from Completion Date, be taxable subject on a stand-alone basis.

5.5	Tax Residence

Neither the Company nor the Subsidiaries is treated for any Tax purpose as resident in a country other than the country of its incorporation and neither the Company nor the Subsidiaries has, or has had within the past ten years, a branch, agency or permanent establishment in a country other than the country of its incorporation.

5.6	Transfer pricing

No transactions or arrangements involving the Company or the Subsidiaries have taken place or are in existence which are such that any provision relating to transfer pricing might be invoked by a Tax or excise authority.

5.7	Deemed income and gains

Except as provided in the Audited Accounts, neither the Company nor the Subsidiaries has a liability to Tax on income or gains except in respect of and to the extent of income and profits actually received, nor do, to the best of Seller’s Knowledge, any arrangements exist which might give rise to such a liability.

5.8	Value added tax

The Company and the Subsidiaries have complied with all necessary registration requirements for the purposes of VAT in the Netherlands.

The Company and the Subsidiaries have complied with all material statutory provisions, rules, regulations, orders and directions concerning VAT.

5.9	Capital tax

All capital Tax and similar Taxes or duties have been duly paid in respect of all transactions carried out by the Group.

The sale contemplated by this Agreement will not trigger any claw back regarding capital tax exemptions claimed in the past by the Group.

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5.10	Reorganisations and mergers

Neither the Company nor the Subsidiaries has claimed or been granted exemptions from Tax in connection with reorganisations or mergers during the current financial year or the previous 5 (five) financial years. Reorganisations or mergers which have come into effect on or before the Completion Date will to the best of Seller’s Knowledge not give rise to the assessment or payment of Tax after the Completion Date to the extent that the current corporate structure will not be changed.

5.11	Fiscal unity

No transactions have taken place between the Company and the Subsidiaries and the companies within the Seller’s fiscal unity in the last 6 (six) years during the course of which hidden reserves and/or goodwill have been transferred.

6	PROPERTY

6.1	General

6.1.1	The Property is actively used by the Company or by a Subsidiaries in the carrying out of their Activities except for certain office space which has not been occupied.

6.1.2	Neither the Company nor the Subsidiaries has any right of ownership, right of use, option or contractual obligation to purchase, affecting any real estate property other than the Property.

6.2	Environmental matters

Each of the Company and the Subsidiaries has conducted its business in accordance with the applicable material environmental and working conditions laws, regulations, rules and orders, and none of the Company nor the Subsidiaries has received any notice or other communication with respect to the non-compliance or violation of any such law, regulation, rule or order.

6.3	Occupational Leases

6.3.1	The occupational lease agreements are all in full force and effect and the Company and the Subsidiaries have complied with the obligations under the agreements in all material respects.

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6.3.2	Neither the Company nor the Subsidiaries has made any renovation or alteration of any real estate which is the subject of an occupational lease, other than on the basis of and in accordance with the prior permission or consent of the relevant landlords and/or – to the extent applicable – the relevant governmental or quasi-governmental entities.

6.3.3	Neither the Company nor the Subsidiaries is a party to any occupational lease which cannot be terminated and upon termination by any of them in accordance with its terms, neither the Company nor the Subsidiaries incur any termination penalty.

6.3.4	The development and use of the premises used by the Company and the Subsidiaries are in conformity with the appropriate statutory and municipal zoning laws, building permits and other regulations and orders and in accordance with the exemptions therefrom.

6.3.5	In connection with the Properties no subsidies or other types of financial aid have been granted or applied for in respect of which any of the Company or the Subsidiaries are required to fulfil any conditions or are otherwise subject to any other obligations or restrictions.

6.4	Covenants

6.4.1	In relation to each leasehold Property, the rent has been paid up to date or reserved for in accordance with the policies of Seller’s Group.

6.5	Planning

6.5.1	The present use of the Property is authorised under applicable planning laws and regulations and the permissions authorising that use are subject to customary conditions .

6.5.2	No breach of applicable planning laws and regulations or building regulations and other legislation has been committed in relation to any Property.

6.6	Notices, orders and proposals

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Neither the Seller nor the Company nor the Subsidiaries has received any notice or order affecting any Property from any Government department, any authority or any third party and to the best of Seller’s Knowledge there are no proposals on the part of any Government department or any authority which would adversely affect any Property, including, without limitation, those relating to compulsory purchase or expropriation or highways works.

6.7	Repair

6.7.1	All office space leased by the Company on the Property is in good repair and in good condition and are in such state of repair and condition as to be substantially fit for the purpose for which they are at present used and to the best of Seller’s Knowledge does not contain any substance or material which is defective or a risk to health or safety.

6.7.2	Neither the Company nor the Subsidiaries is under any obligation to carry out any material improvements or repairs of (part of) the Property, nor has either the Company or the Subsidiaries received any orders or instructions with respect to any such material improvements or repairs.

7	EMPLOYEES

7.1	Particulars of employees

7.1.1	The terms and conditions of employment of all employees of the Company and the Subsidiaries are in all material respects in accordance with the standard terms and conditions supplied to the Buyer.

7.1.2	No employee of the Company or the Subsidiaries has been given notice of termination of his employment and no employee of the Company or the Subsidiaries has terminated his employment of his own accord or indicated his intention of doing so, except for any action still outstanding under the reorganisation of December 2002.

7.1.3	All independent contractors who have worked for the Group since January 2003 have signed self-employment statements (Verklaring arbeidsrelatie) issued by the Revenue.

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7.1.4	All those persons who at the Completion Date are treated by the Group as self-employed are in fact self-employed and there are no persons other than the interim managers who prior to Completion have provided services to the Business who have not been treated as employees but are considered to be and should have been treated as employees.

7.2	Other sums due to employees

Except in respect of normal accruals of remuneration or benefits of employment pursuant to the terms of employment of the employees or directors of the Company or the Subsidiaries, no sum is payable to or for the benefit of any employee or director of the Company and the Subsidiaries in respect of the period prior to Completion.

7.3	No bonus schemes

Except for the current bonus scheme for the Key Employees and the other employees of the Company and the Subsidiaries, there is no other scheme or arrangement in operation by or in relation to the Company and the Subsidiaries under which any employee or other person is entitled to a variable or contingent commission or remuneration of any other sort, whether calculated by reference to the whole or part of the turnover, profits or sales or otherwise of the Company or the Subsidiaries and no such scheme or arrangement has been operated on a customary or discretionary basis.

7.4	No consultancies or secondments

7.4.1	Neither the Company nor the Subsidiaries is party to any consultancy, secondment or other agreement for the provision of the services of any individual to the Company or any of the Subsidiaries, except for the secondment agreement for Mr. Ter Maat, the agreement for the services of Mr. Jaap Maan starting as from the Completion Date, the interim agreement with Mr Tamerius (Imtech employee) and secretaries and other staff employed in the ordinary course of business.

7.5	Labour relations

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7.5.1	There is not and during the past three years there has not been any collective labour dispute affecting the Company or the Subsidiaries and to the best of Seller’s Knowledge there are no facts or circumstances which might give rise to any collective labour dispute.

7.5.2	The Company and the Subsidiaries have complied with all material aspects of applicable labour law, regulations and with all their obligations towards their employees and, in particular, the Company and the Subsidiaries comply and have complied with all instructions and obligations imposed by the competent local authorities in the fields of labour law, social security law, health and safety law.

7.5.3	Other than as set out in the Disclosed Information, no offer of employment has been made by the Company and/or the Subsidiaries to any person but whose employment has not yet started and no outstanding offer of employment has been made to any person by the Company or the Subsidiaries.

7.5.4	No written proposal, assurance or commitment has been communicated to any person regarding any material change to his terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any discretionary arrangement and no negotiations have commenced in any respect in connection with such terms, except for the general provisions of career planning of each employee within the context of the Ernst & Young employment procedures and except for those negotiations in connection with the transaction contemplated by this agreement, including without limitation the new contract with Mr. Van der Heuvel as per 31 December 2003.

7.5.5	Neither the Company nor the Subsidiaries has any liability to pay compensation for dismissal or a redundancy payment to any present or former employee or any other person or to make any other statutory payment or any payment for breach of any agreement, except for the liabilities resulting from the reorganisation commenced in December 2002.

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7.5.6	There is no term of employment for any employee of the Company or the Subsidiaries which provides that a change in control of the Company under this agreement shall entitle the employee to treat the change in control as amounting to a breach of contract or entitling him to any payment or benefit whatsoever or entitling him in connection with this agreement to treat himself as redundant or otherwise dismissed or released from any obligation.

7.5.7	Neither the Company nor the Subsidiaries has made any loan or advance, or provided any financial assistance to any employee, or past or prospective employee, which is outstanding, except for the car loans to Mr. Bouwman and Mr. Derksen which are estimated to be not more than €10,000 as at the date of this agreement.

7.5.8	Any employee of the Company or the Subsidiaries who could, after termination of his/her employment, prejudice it by carrying out an activity which competes with the Business is bound by an effective and valid non-competition agreement, the provisions of which are adequate taking into account applicable legal requirements and such agreement can be waived by the Company or the Subsidiaries.

7.6	Pensions and Insurances

7.6.1	All pension and voluntary early retirement, death, disability, sickness obligations of the Company and the Subsidiaries and all the contributions made or to be made by the Company or the Subsidiaries with respect to the Pension Schemes which are due have at all times been fully paid or provided for in the Audited Accounts and have been made in accordance with the applicable pension regulations of the current schemes for pensions and voluntary early retirement.

7.6.2	The Pension Schemes are in compliance with the Dutch Wage Tax Act 1964, the Pensions and Savings Act and other applicable laws, regulations and requirements as far as the basisregeling and the four individual pension schemes are concerned.

7.6.3	The Audited Accounts of the Company and the Subsidiaries or as the case may be the applicable pension fund contain a sufficient

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provision for all (contingent) pension obligations, including back service obligations with the understanding that except for certain older employees no general back service liability is in force anymore.

7.6.4	Every employee or former employee eligible under the Pension Schemes has been invited to join the relevant schemes prior to the Completion Date as of the date on which he first became entitled or has waived his rights with which waiver his life partner did agree in writing.

7.6.5	Every employee and former employee who is or has been a part-time employee prior to the Completion Date is not and never has been excluded from membership of the current and/ or former Pension Schemes. No female employees are or have been excluded from membership of the current and/ or former Pension Schemes. The Pension Schemes and each member of the Group comply with and have at all material times complied with Article 141 of the EC Treaty.

7.6.6	Except for the Pension Schemes and the policies of insurance accurate and complete details of which are included in the Disclosed Information, neither the Seller, the Company nor any of the Subsidiaries has contributed to, promised, committed or participated in any other actual or proposed pension, pre-pension or early retirement, death, disability or sickness scheme in respect of any employee or former employee or group of employees or former employees or announced any changes to any of the same.

7.6.7	All contributions due and payable as per Completion by any of the Company or the Subsidiaries to the Pension Schemes in respect of the employees or former employees have at all times been made according to the law to a properly authorised insurance company, a private pension fund or a branch of industry pension fund. At the date of this agreement there are no obligations, contingent or actual, including but not limited to past service obligations on any of the Company or the Subsidiaries to fund the Pension Schemes attributable to the period prior to Completion, except for administrative arrears in the ordinary course of business.

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7.6.8	All benefits payable on death, disability or sickness or long term disability or sickness are sufficiently insured with an insurance company of good repute on its standard terms for persons in good health to cover all entitlements of employees or former employees under any of the relevant schemes.

7.6.9	There are no actions, suits or claims outstanding, pending or threatened in respect of any act, event, omission or other matter arising out of or in connection with the current and/or former Pension Schemes.

Schedule 3

Pension Plan Protocol

SCHEDULE 3

Pension Plan Protocol

Terms and expressions used in the Share Purchase Agreement shall be used herein as defined therein.

The basic assumptions of the agreement between Seller and Buyer regarding any issues in connection with ‘pensions’ regarding the Company and the Subsidiaries have been laid down in this Pension Plan Protocol, which also has been signed for accordance by the Ernst & Young Pension fund.

A	Prior to Completion

A1	The employees of the Company and the Subsidiaries who participate in the current pension schemes of the Seller executed by the Ernst & Young Pension Fund, re-insured with Aegon Levensverzekeringsmaatschappij N.V., shall cease to be participants in these pension schemes with effect from 1 July 2003. 4 employees with an individual pension commitment insured with Zwitserleven N.V. and Delta Lloyd N.V. (D. Vertogen, J. van Wijgerden, B.M. Philippens-de Kreul and M.C.A.C.J. ‘t Hooft), can continue participation in their respective pension schemes.

A2	Seller will be responsible for all relevant obligations prior to or on 30 June 2003 and Buyer will be responsible for all relevant obligations that have come up after and including 1 July 2003 in relation to the period after and including 1 July 2003 and to the current pension schemes of Seller.

A3	Seller represents and warrants that, as soon as possible after 1 July 2003, all actions and contribution payments in connection with any current pension scheme of the Company and the Subsidiaries, will have been properly carried out for the period up to 1 July 2003.

A4	The Seller represents and warrants that it shall execute all regulations of any ETM Pension Scheme up to 1 July 2003.

A5	As soon as all applicable changes due by Seller, such as salary changes or part-time percentage changes, up to and including 30 June 2003 have been executed by the Ernst & Young Pension Fund, the Fund will end the active participation of

Schedule 3

Pension Plan Protocol

the Company’s employees, as meant in A1 of this Protocol, as from the 1 July 2003.

A6	To safeguard the legitimate interests of the employees of the Company and the Subsidiaries, the Buyer, the Company and the Subsidiaries represent and warrant that the Company’s new pension scheme which will be implemented as from 1 July 2003, either by means of a definitive new pension scheme or an interim pension scheme, will in any event be on similar or comparable terms and conditions for the participants as the current pension scheme of the Seller up to 1 July 2003.

B	After Completion

B1	The Parties acknowledge that the Seller’s Group has made an advance contribution payment for the estimated amount of the pension premiums, contributions and benefits for all Ernst &Young’s affiliated subsidiaries, including the Company and its Subsidiaries, for the period from 1 January up to and including 31 December 2003.

B2	The Seller will finalise after Completion any internal transfers or clearances of costs and pension premiums between Ernst & Young [see B1] and all Ernst & Young’s affiliated subsidiaries regarding the period prior to 1 July 2003.

B3	As soon as possible after the amount of the pension premiums, contributions and benefits for the period from 1 January 2003 up to and including 30 June 2003 has been finally determined, taking into account any changes (such as relating to dismissals, new participants, adjustment of part-time percentage), the Seller will receive from the Ernst & Young Pension Fund a restitution for its contributions relating to the period after 30 June 2003.

B4	Subsequently, the Company and the Subsidiaries will receive a restitution from the Seller for any pension contributions of the Pension Schemes relating to the period 1 July 2003 up to and including 31 December 2003, to the extent that amount of such pension premiums will have been paid by the Company and the Subsidiaries.

C	Option

C1	The Company and the Subsidiaries have been granted the option to transfer the pension benefits of the Pension Scheme carried out by the Ernst & Young Pension Fund to its own (new) pension scheme as on 1 July 2004. If such option will be executed and the assets, corresponding the value of the accrued rights involved will have been transferred in accordance with this Pension Plan Protocol, all

Schedule 3

Pension Plan Protocol

liabilities of Seller’s Group Regarding any Pension Scheme or other pension matters under this agreement (including without limitation, the Warranties and indemnifications involved in the transfer) shall terminate at the date of such transfer of the values, except for the liabilities as in clause 11.3 of the Agreement.

The terms and conditions of this option are described in the minutes of a meeting among certain pension experts representing Buyer and Seller and the Foundation Ernst & Young Pension fund, held in Rotterdam on 16 June 2003 (“Option Description”), which are attached to this schedule as Exhibit 1 and signed by the Ernst & Young Pension Fund.

Exhibit 1

Option Description

In Dutch:

Dutch translation ommitted

Schedule 3

Pension Plan Protocol

Schedule 3

Pension Plan Protocol

In English:

Option Description

Location:	Rotterdam, Eastpoint, room 3.14
Date and time:	Monday 16 June 2003, 10 a.m.
Present:

Evert van Ling (Buck-Heissmann, pensions consultant; for ETM)

Eric Bergamin (Loyens & Loeff, pension lawyer; for RC)

Pavel der Kinderen (Loyens & Loeff, tax consultant; for RC)

John Rabbering (Ernst & Young Pensions Office, for the Ernst & Young Pension Fund)

During a discussion on Thursday 12 June between ETM and Ernst & Young, an option was granted to ETM whereby ETM may still decide to transfer the policies as of 1 July 2004. The aim of this discussion is to specify the conditions of this option.

Group:

Agreement has been reached on the group to which any transfer will apply: this concerns those participants who in accordance with the regulations are active participants in the Ernst & Young pension scheme as of 30 June 2003 and employed by ETM B.V. as of 1 July 2003, with the exception of employees of ETM who have signed a waiver and have their own tailor-made pension scheme on an individual basis. This definition also involves those ETM employees who leave the company between 1/7/2003 and 1/7/2004.

Date of transfer:

This is 30 June 2004 at 12 midnight.

Amount:

The Ernst & Young Pension Fund is prepared to transfer a maximum of:

—	VVP (provision), including paying out, on the basis of the fund (predominately 80-85)
—	VVP on the basis of the 4% value transfer circuit (90-95)
—	Equitable Share in proportion to the VVP and limiting the outcome of the above to:
—	VVP, including paying out, on the basis of the fund + 0.09 pro mille of the VVP for the whole basic scheme in accordance with the basis of the fund (80-85 up to 1/1/2003 and Coll 93 from 1/1/2003 tot 1/7/2003) including paying out. This restriction will hereinafter be referred to as the “limit below which there is still no effect on costs for Ernst & Young”, or in short “cost neutrality EY”.

Final option date:

Those present were in agreement that this will be 1 June 2004. If ETM wishes to exercise this option, it must make this known to the board of St. pf. EY in writing before this date.

The following matters were also discussed:

Aegon

Schedule 3

Pension Plan Protocol

Those present agreed that commitment from Aegon is essential to the exercise of the option. All parties have every confidence in the cooperation expected, but it was decided that the report on this discussion will serve as the basis for an agreement between ETM and the fund, to be co-signed by Aegon. The aim is that ETM, with the transfer value, will take over the precise obligations of the fund and thereby retain Aegon’s guaranteed rates for the fund. EL stated that he is assuming that Aegon will accept ETM following transfer of the business subject to (virtually) identical conditions. Those present agreed that this is highly relevant to the considerations of ETM and/or the buyer. Any cost associated with the transfer by Aegon will be paid by the fund, although such costs will reduce the cost neutrality EY in a ratio of 1:1.

Participant consultation

EB pointed out that participant consultation by ETM will be necessary on or around 1 June 2004. JR stated that the cost neutrality will be reduced in proportion to the number of participants who do not accept the transfer. Those present accepted this. The consultation must be completed no later than on Monday, 21 June 2004.

Negative surplus interest

EL pointed out that there is no point in ETM making the transfer if the negative surplus interest is also transferred. JR confirmed this and stated that the negative surplus interest will remain with the fund until 1/7/2003. The negative surplus interest, to be allocated proportionately to the ETM policies, is a component of the cost neutrality, however. The surplus interest and all other risks and rewards over the period from 1/7/2003 to 1/7/2004 are at the fund’s expense.

Interest

This is irrelevant in this construction. As ETM will indicate no later than on 1 June 2004 whether it will exercise its option, this will give the fund sufficient time to make the transfer value available as of 1 July 2004. (In practice an internal transfer within Aegon).

Pensions and Insurance Supervisory Authority of the Netherlands (PvK)

Should the option be exercised, the PvK must be informed.

Tax authorities

Those present are aware that the ‘plus scheme’, part of the pension scheme, is not adequate. JR pointed out that 1 July 2003 would be a good moment to amend this component for the tax authorities. The tax risk up to 1 July 2003 is at the funds expense.

Administrative arrears

Those present are aware that the payer has an arrears which, in the event that a value transfer is performed as of 30 June 2004, may also have consequences for any ETM-EY settlements. Those present consider it self-evident that, in such a case, any costs, purchase prices or current account interest ensuing from the elimination of this arrears, will be settled by the usual internal settlement method.

Schedule 4

Use of Seller’s Name

SCHEDULE 4

Use of Seller’s Name

Leo	Witvliet, Johan Brandsema and Frits Aarts were partners of Ernst & Young Netherlands.

Prior to the Effective Date, Resources Connection NL B.V. was a wholly-owned subsidiary of Ernst & Young Netherlands.

Resources Connection NL B.V. was originally founded by Ernst & Young Netherlands.

[Employee name] is an alumnus of Ernst & Young Netherlands and was a [title] with that firm.

Many of Resources management team are alumni of the major professional services firms, including Deloitte & Touche LLP, Arthur Andersen LLP, Pricewaterhouse Coopers, Ernst & Young LLP and KPMG Peat Marwick.

As an independent company, Resources Connection intends to maintain an excellent relationship with Ernst & Young Netherlands.

Ernst & Young Netherlands supported the initial formation and growth of Resources Connection in the Netherlands*.

Any statement followed by an asterisk must be accompanied by the following disclaimer: Resources Connection is an independent company which is no longer affiliated with Ernst & Young Netherlands.

Schedule 5

Audited Accounts

SCHEDULE 5

Audited Accounts

Schedule 6

Draft Cash and Intercompany Indebtedness Statement

SCHEDULE 6

Draft Cash and Intercompany Indebtedness Statement

Executed as a deed by ERNST & YOUNG PARTICIPATIES B.V. acting by:	) ) /s/ J.L. den Hartog )

Director

Secretary

Executed as a deed by RESOURCES CONNECTION, INC. acting by:	) ) /s/ Donald B. Murray )

Director

Secretary